Exhibit 2.1

FINAL EXECUTION VERSION

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of August 24, 2021 (the “Agreement Date”), is made and entered into by and among Brown & Brown of Massachusetts, LLC, a Massachusetts limited liability company (“Buyer”); Berkshire Insurance Group, Inc., a Massachusetts corporation (“Seller”); and Berkshire Hills Bancorp, Inc., a Delaware corporation (the “Shareholder”). Seller and the Shareholder are each a “Seller Party” and collectively the “Seller Parties”. Buyer and the Seller Parties are each a “Party” and collectively the “Parties”.

Background

Seller is engaged in the Insurance Business in the Commonwealth of Massachusetts and throughout the United States of America (the “Business”) and wishes to sell certain of its assets relating to such Business to Buyer. Buyer desires to acquire such assets upon the terms and conditions expressed in this Agreement (the “Acquisition”). The Shareholder owns all of the issued and outstanding shares of capital stock of Seller and is entering into this Agreement, the other Transaction Documents, and the Contemplated Transactions to, among other things, provide certain non-competition, non-solicitation, indemnity, and other assurances to Buyer as a material inducement for Buyer to enter into the Contemplated Transactions.

THEREFORE, the Parties, intending to be legally bound, agree as follows:

Article 1.

The Acquisition

Section 1.1              Covenants of Sale and Purchase of Acquired Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will sell, convey, assign, transfer, and deliver to Buyer, and Buyer will purchase and acquire from Seller in exchange for the consideration described in Section 1.4, free and clear of any Encumbrance, all of Seller’s right, title, and interest in and to all of Seller’s property and assets, real, personal, or mixed, tangible and intangible, of every kind and description, wherever located (but excluding the Excluded Assets), including the following (collectively, the “Acquired Assets”):

(a)                Client Accounts. Seller’s past, current, and prospective Client Accounts including, without limitation, the Acquired Accounts. Schedule 1.1(a) sets forth (i) a complete and correct list of each Current Account and the Insurance Products or Services in place for each Current Account as of July 31, 2021, including the policy type, policy number, policy expiration date, annual Premiums, and annual Commissions of such Insurance Products or Services for each Current Account for the twelve (12)-month period ended July 31, 2021; and (ii) the Commissions and Service Fees received by Seller from each of its appointing Carriers in the twelve (12)-month period ended July 31, 2021;

(b)                Tangible Personal Property. All Tangible Personal Property, including those items described in Schedule 1.1(b) hereto. Schedule 1.1(b) also sets forth the respective value of each described item of Tangible Personal Property and the aggregate value of such items;

(c)                Assumed Seller Contracts. All Seller Contracts, including those Contracts listed in Schedule 3.7(a) (such listed Contracts, the “Material Seller Contracts”), and all outstanding offers or solicitations made by or to Seller to enter into any Seller Contract, but excluding the Excluded Contracts (collectively, the “Assumed Seller Contracts”);

(d)                Governmental Authorizations. All Governmental Authorizations and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer;

(e)                Records. All Records related to the operations of the Business for the five (5)-year period preceding the Effective Date, whether compiled or maintained by Seller or its Affiliates or by other agents or employees of Seller or its Affiliates, including, without limitation: (i) lists and other Records pertaining to past, current and/or prospective Carriers; (ii) lists and other Records pertaining to past, current, or prospective Clients, policy forms, and/or rating information, expiration dates, information on risk characteristics, information concerning insurance markets for large or unusual risks, names, and contact information regarding Persons with decision making authority for purchasers of Insurance Products or Services on behalf of past, current, or prospective Clients, and all types of Records customarily used by, or available to, Seller, including but not limited to the Acquired Accounts set forth in Schedule 1.1(a); and (iii) referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence, and other similar documents and Records and, subject to Law, copies of all personnel Records and other Records described in Section 1.2(e);

(f)                 Intangible Property. All of the intangible rights and property of Seller, including (i) Seller’s Intellectual Property Assets, going concern value, goodwill, telephone and facsimile numbers and listings, websites, domain names, and e-mail addresses, including those items listed in Schedule 3.15, but excluding corporate name and fictitious trade names (and any derivations thereof); and (ii) to the extent assignable, Seller’s rights and privileges under any confidentiality, non-solicitation, non-competition, or other restrictive covenants in favor of Seller, including any such covenants set forth in any Excluded Contracts;

(g)                Insurance Benefits. All insurance benefits, including rights and proceeds, arising from or relating to the Acquired Assets or the Assumed Liabilities before the Effective Date, unless expended in accordance with this Agreement;

(h)                Claims Against Third Parties. All claims of Seller against any Third Party relating to the Acquired Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, including all such claims listed in Schedule 1.1(h);

(i)                 Deposits and Refunds. All rights of Seller relating to deposits, including all security deposits under any Real Property Lease to be assigned to and assumed by Buyer pursuant to this Agreement, and all claims for refunds and rights to offset in respect thereof that are not excluded under Section 1.2(f); and

(j)                 Assets Held by Others. All of the following (if any) that, due to the appointment requirements of Carriers of Employee Benefits Products or Services, may be held or paid in the name of an employee or independent contractor of Seller: (i) Client Accounts and related Records within the Acquired Accounts, (ii) Contracts with Carriers, and/or (iii) any Commissions and Service Fees.

Notwithstanding the foregoing, the transfer of the Acquired Assets pursuant to this Agreement will not include the assumption of any Liability related to the Acquired Assets unless Buyer expressly assumes that Liability pursuant to Section 1.3.

Section 1.2              Excluded Assets. Notwithstanding anything to the contrary contained in Section 1.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Acquired Assets and will remain the property of Seller after the Closing:

(a)                All cash, cash equivalents, Accounts Receivable (other than Accounts Receivable for direct bill policies, as shown on Schedule 3.4(c), which, for clarity, are Buyer’s property in accordance with Section 1.5(b)), notes receivable, money market certificates, stocks, bonds, real property, and vehicles;

(b)                All minute books, stock Records, and corporate seals;

(c)                The shares of capital stock of Seller held in treasury;

(d)                All insurance policies and rights thereunder (except as set forth in Section 1.1(g));

(e)                All (i) personnel Records and any Records that Seller is required to retain by Law, and (ii) Records related to the operations of the Business prior to five (5)-year period preceding the Effective Date (collectively, “Excluded Records”);

(f)                 All claims for refund of Taxes and other governmental charges of whatever nature;

(g)                All rights in connection with and assets of the Employee Benefit Plans;

(h)                All rights of Seller under the Seller Documents;

(i)                 Those personal effects of the Shareholder and/or the employees of Seller listed in Schedule 1.2(i);

(j)                 Subject to Section 5.5, Seller’s corporate name and fictitious trade names (and any derivations thereof); and

(k)                All rights of Seller under the Excluded Contracts not expressly assigned to Buyer hereunder.

Section 1.3              Seller’s Liabilities. On the Effective Date, Buyer will assume and discharge only the Assumed Liabilities. Every Liability of Seller other than the Assumed Liabilities (each a “Retained Liability” and collectively, the “Retained Liabilities”) will remain the sole responsibility of, and will be retained, paid, performed, and discharged solely by, Seller. For clarity, Buyer will not assume or otherwise undertake any Liability with respect to any Real Property Lease, except as specifically set forth in the Lease Assignments, the New Lease, and the Sub-Lease.

Section 1.4              Purchase Price.

(a)                The consideration for the Acquired Assets and the Restrictive Covenants will be the assumption of the Assumed Liabilities, plus an amount (the “Purchase Price”) equal to $41,500,000, minus $1,600,000, the Executive Goodwill Payments.

(b)                The Purchase Price will be paid as follows:

(i)                 Buyer will pay to Seller at the Closing, a payment (the “Closing Payment Amount”), as set forth on the Closing Statement and equal to the following:

(A)              $41,500,000.00, minus

(B)              $1,600,000.00, the Executive Goodwill Payments; minus

(C)              the Non-Compete Amount, as set forth on the Closing Statement, which will be allocated $1,000.00 to Seller and $10,000.00 to the Shareholder; minus

(D)              the premium amount, as set forth on the Closing Statement (the “Tail Premium”), payable by Seller to the Carrier (or its duly authorized broker) issuing the Required Tail Coverage (the “Tail Carrier”); minus

(E)               the amount, as set forth on the Closing Statement (the “Closing Consultant Fee”), payable by Seller to RBC Capital Markets, LLC (the “M&A Consultant”) in connection with advisory services rendered by the M&A Consultant to Seller in connection with the Acquisition; minus

(F)               the filing fee, as set forth on the Closing Statement, due upon the filing of the Name Change Documents with the Massachusetts Secretary of State (the “Massachusetts SOS Filing Fee”).

(ii)               Buyer will pay the Executive Goodwill Payments to the Executives, as set forth in the Goodwill Purchase Documents and on Schedule 1.4(b)(ii);

(iii)             Buyer will directly pay the Non-Compete Amount in appropriate amounts to the Seller Parties at the Closing;

(iv)              Buyer, on behalf of Seller, will pay the Closing Consultant Fee to the M&A Consultant at the Closing;

(v)                Buyer, on behalf of Seller, will pay the Tail Premium to the Tail Carrier at the Closing;

(vi)              Promptly after the Closing, Buyer, on behalf of Seller, will file the Name Change Documents with, and pay the accompanying Massachusetts SOS Filing Fee, to the Massachusetts Secretary of State; and

(vii)            No portion of the Purchase Price will bear interest.

(c)                For federal, state, and local income tax purposes, the Parties will allocate the Purchase Price as follows: (i) a portion of the Purchase Price, as set forth on Schedule 1.1(b), will be allocated to the Tangible Personal Property described in Section 1.1(b); (ii) $1,000.00 of the Non-Compete Amount will be allocated to the Restrictive Covenants of Seller; (iii) $10,000.00 of the Non-Compete Amount will be allocated to the Restrictive Covenants of the Shareholder; and (iv) the remainder of the Purchase Price will be allocated to the Acquired Accounts, related goodwill and other Acquired Assets; provided, however, that such allocation under clauses (ii) and (iii) above will not be deemed or construed to limit the amount recoverable by Buyer in the event of a Breach of the Restrictive Covenants of any Seller Party. Within thirty (30) days after the end of the fiscal quarter in which the Closing occurs, Buyer will prepare, and Buyer and the Seller Parties will initial and deliver to each other, an IRS Form 8594, Asset Acquisition Statement Under Section 1060, setting forth the above allocations. Subject to the immediately previous sentence, the Parties will make consistent use of the allocations specified in this Section 1.4(c) for all Tax purposes and in all filings, declarations, and reports with the IRS or other taxing authorities in respect thereof, including the reports required to be filed under Section 1060 of the Code. In any Proceeding related to the determination of any Tax, none of the Parties will contend or represent that such allocations are incorrect allocations.

Section 1.5                Agency Bill Policies; Direct Bill Policies; Other Commissions; Fees.

(a)                Agency Bill Policies.

(i)                 For agency bill policies for which premiums are paid in full at inception rather than in installments, regardless of when Commissions from such policies are received: (A) if the policy effective date is before the Effective Date, and the premium was billed before the Effective Date, all Commissions for such policies will be Seller’s property; and (B) if the policy effective date is on or after the Effective Date, or if the premium is billed on or after the Effective Date, all Commissions for those policies will be Buyer’s property.

(ii)               For agency bill policies for which premiums are paid in installments during the policy period, regardless of when Commissions from such policies are received: (A) if an installment effective date (the date on which payment is due) is before the Effective Date, and the installment was billed before the Effective Date, then all Commissions for that installment will be Seller’s property; and (B) if an installment effective date is on or after the Effective Date, or the installment is billed on or after the Effective Date, all Commissions for that installment will be Buyer’s property.

(b)                Direct Bill Policies. Seller will own all Commissions on direct bill policies actually received by Seller from Carriers before the Effective Date, and Buyer will own all such Commissions actually received from Carriers on or after the Effective Date, regardless of when billed by the Carrier or whether shown as Seller Accounts Receivable in Schedule 3.4(c).

(c)                Contingent Revenues. Seller will own all Contingent Revenues received before the Effective Date, regardless of when earned. Buyer will own all Contingent Revenues received on or after the Effective Date, regardless of when earned.

(d)                Additional or Return Commissions. Regardless of policy effective date: (i) Seller will own all additional Commissions received before the Effective Date as a result of endorsements or audits, and Seller will be liable for all return Commissions that first become due before the Effective Date; and (ii) Buyer will own all additional Commissions received on or after the Effective Date as a result of endorsements or audits, and Buyer will be liable for all return Commissions that first become due on or after the Effective Date.

(e)                Service Fees. Service Fees are recognized pro rata over the term of the service Contract, unless the terms of the service Contract provide otherwise. Accordingly, all Service Fees earned pro rata before the Effective Date will be the property of Seller, and those Service Fees earned pro rata on or after the Effective Date will be the property of Buyer, regardless of when actually received, unless contrary to the terms of the service Contract (in which case the Service Fees will be apportioned between Seller and Buyer in accordance with the recognition of such Service Fees before or on/after the Effective Date pursuant to the terms of the service Contract). Any Liability for the return of any Service Fees earned in accordance with the above before the Effective Date will be the Liability of Seller, and any Liability for the return of any Service Fees earned in accordance with the above on or after the Effective Date will be the Liability of Buyer, regardless of when the original Service Fees were actually received.

(f)                 With respect to Clients billed on an annual, monthly, or, as set forth in Schedule 1.5(f), a multi-year basis, except with respect to Commissions generated from endorsements or audits, only twelve (12) months’ of Commissions will be counted in any twelve (12)-month period.

(g)                Buyer and Seller will hold in trust and promptly pay over to the other Party any monies received by Buyer or Seller that is the property of the other Party. For clarity, no monies due under this Section 1.5 will be subject to any limitations set forth in Article 6.

Section 1.6              Return Premiums; Undesignated Premium Payments by Clients.

(a)                Buyer will promptly remit any Return Premiums it receives from any Carrier on or after the Effective Date to the applicable Client; provided, however, that if, at the time such Return Premiums are received from the Carrier, any Premiums/Fees Receivable due from such Client remain outstanding to Seller or Buyer or have been written off by Seller or Buyer as bad debt in accordance with Seller or Buyer’s Accounts Receivable collection policy, as applicable, then such Return Premiums will be treated as follows: (i) the Return Premiums will be paid over to Buyer or Seller, as the case may be, for application against the outstanding Premiums/Fees Receivables in reverse order of their invoicing, i.e., with application to be made against the most recently invoiced Premiums/Fees Receivables first; and (ii) any remaining Return Premiums after application against all outstanding Premiums/Fees Receivable will be remitted by Buyer to the Client. Seller will promptly deliver to Buyer any Return Premiums that Seller receives from any Carrier on or after the Effective Date, so that Buyer may remit or apply such Return Premiums as appropriate under this Section 1.6. For clarity, no monies due under this Section 1.6(a) will be subject to any limitations set forth in Article 6.

(b)                If any monies received on or after the Effective Date from a Client for payment of any Premiums/Fees Receivable are not accompanied by an invoice, an invoice number, or other reasonable indication as to which Premiums/Fees Receivable the Client intended to apply such monies, such monies will be applied in the order of their invoicing, i.e., with application to be made to the oldest aged Premiums/Fees Receivables first.

Article 2
Closing, Items to Be Delivered, Further Assurances

Section 2.1              Closing. The Closing shall occur following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Contemplated Transactions (other than conditions with respect to actions the respective Parties will take at the Closing itself) on such date as the Parties may mutually determine in writing (the “Effective Date”). The Closing will be accomplished by facsimile transmission and/or e-mail in portable document format (“.pdf”) to the respective offices of legal counsel for the Parties to the requisite Transaction Documents, duly executed where required.

Section 2.2              Conveyance and Delivery by the Seller Parties. On the Effective Date, Seller will surrender and deliver possession of the Acquired Assets to Buyer and take such steps as may be required to put Buyer in actual possession and operating control of the Acquired Assets, and in addition will deliver to Buyer such bills of sale and assignments and other good and sufficient instruments and documents of conveyance, in form reasonably satisfactory to Buyer, as will be necessary and effective to transfer, assign to, and vest in, Buyer all of Seller’s right, title, and interest in and to the Acquired Assets, free and clear of any Encumbrance. Without limiting the generality of the foregoing, at the Closing, the Seller Parties will deliver to Buyer:

(a)                The Bill of Sale, executed by Seller;

(b)                The Staff Employment Agreements, executed by those individuals of residency listed in Schedule 2.2(b) (the “Hired Employees”), which Schedule 2.2(b) also includes each Hired Employee’s state of residency;

(c)                Consents to the Acquisition and/or the assignment of any applicable Seller Contract from those Third Parties set forth in Schedule 2.2(c) (the “Required Consents”), in form reasonably acceptable to Buyer;

(d)                The Closing Statement, executed by the Seller Parties;

(e)                The Name Change Documents, duly authorized and executed by Seller;

(f)                 The Lease Assignments, executed by Seller (or its applicable Affiliate), as assignor, and the applicable Landlord;

(g)                The New Lease, executed by the applicable Landlord;

(h)                The Sub-Lease, executed by Seller, as sub-landlord, and the applicable Landlord;

(i)                 The Tax Clearance Certificates;

(j)                 The Berkshire Bank Client Agreement, executed by the Shareholder;

(k)                The Referral Agreement, executed by Seller;

(l)                 A copy of the Seller’s Resolutions, certified by the Seller’s secretary (or an individual serving in a substantially similar capacity);

(m)              A copy of the Shareholder’s Resolutions;

(n)                Evidence, satisfactory to Buyer in its commercially reasonable discretion, of Seller’s arrangement to purchase the Required Tail Coverages;

(o)                An IRS Form W-9, Request for Taxpayer Identification Number and Certification, completed and executed by each of the Seller Parties; and

(p)                The Executive Goodwill Purchase Documents, executed by the Executives;

(q)                The Seller’s Closing Certificate, executed by a duly authorized officer of Seller;

(r)                 The Shareholder’s Closing Certificate, executed by the Shareholder;

(s)                 An updated Schedule 1.1(a), Schedule 1.1(b), Schedule 3.4(c), Schedule 3.6(c) and Schedule 3.6(f), each updated as of the date immediately preceding the Effective Date; and

(t)                 Such other certificates, documents, and agreements as Buyer may reasonably request.

Section 2.3              Delivery by Buyer. On the Effective Date, Buyer will deliver to (or, if applicable, on behalf of) Seller or the Shareholder, as applicable:

(a)                A wire transfer of immediately available funds to one or more accounts designated by Seller for the Closing Payment Amount;

(b)                A wire transfer of immediately available funds to one or more accounts designated by the Shareholder for their appropriate portions of the Non-Compete Amount;

(c)                A wire transfer of immediately available funds to one or more accounts designated by the M&A Consultant for the Closing Consultant Fee;

(d)                A wire transfer of immediately available funds to one or more accounts designated by the Tail Carrier for the Tail Premium;

(e)                Wire transfers of immediately available funds to one or more accounts designated by the Executives for the Executive Goodwill Payments as set forth in the Goodwill Purchase Documents and on Schedule 1.4(b)(ii);

(f)                 The Bill of Sale, executed by Buyer;

(g)                The Closing Statement, executed by Buyer;

(h)                The Lease Assignments, executed by Buyer, as assignee;

(i)                 The New Lease, executed by Buyer, as tenant;

(j)                 The Sub-Lease, executed by Buyer, as sub-tenant;

(k)                The Berkshire Bank Client Agreement, executed by Buyer;

(l)                 The Referral Agreement, executed by Buyer;

(m)              The Executive Goodwill Purchase Documents, executed by Buyer;

(n)                The Buyer’s Closing Certificate, executed by a duly authorized officer of Buyer; and

(o)                Such other certificates, documents, and agreements as the Seller Parties may reasonably request.

Section 2.4              Mutual Performance. At the Closing, the Parties will also deliver to each other the agreements and other documents referred to in Article 5.

Section 2.5                Seller’s Post-Closing Obligations with Respect to Nonassigned Acquired Assets.

(a)                Subject to Section 2.2(f), if (i) Seller cannot assign any of the Acquired Assets without the Consent of or notice to a Third Party and any necessary Consent or notice has not been given or obtained as of the Effective Date, or (ii) any Acquired Assets are nonassignable by their nature, and the beneficial interest in and to those Acquired Assets passes in any event to Buyer at the Closing, Seller will (A) hold those Acquired Assets in trust for, and for the benefit of, Buyer on and after the Effective Date; (B) continue to use Best Efforts, on and after the Effective Date, to obtain and to secure any consent and give any notice as may be required to effect a valid assignment or assignments of those Acquired Assets; (C) in the case of Leases of real or personal property, continue as a party to each such Lease for the benefit of Buyer and at Buyer’s expense; and (D) assign or complete the assignment or assignments as soon as possible. If, however, any such Consent will not be obtained or if any attempted transfer would be ineffective or would impair Buyer’s rights so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by Law, will act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and will cooperate, to the maximum extent permitted by Law, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

(b)                With respect to any portion of the Business that requires Governmental Authorizations to operate the Acquired Assets, Seller will maintain each such Governmental Authorization for the benefit of Buyer and at Buyer’s expense until Buyer obtains its own required Governmental Authorizations, at which point such portion of the Business will pass from Seller to Buyer. The Parties will continue to use their Best Efforts, on and after the Effective Date, to obtain and to secure any such Governmental Authorizations for Buyer as soon as reasonably practicable after the Effective Date.

Section 2.6              Further Assurances; Records.

(a)                At any time and from time to time after the Closing, the Parties will cooperate with each other to execute and deliver any other documents, instruments of transfer or assignment, and any files, books, and other Records acquired under Section 1.1(e). Subject to the terms and conditions of this Agreement, each of the Parties agrees to use Best Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable Law to consummate and make effective the Contemplated Transactions, including cooperating fully with the other Parties.

(b)                Monthly Settlement Account.

(i)                 Without limiting the forgoing, during the transition of the Acquired Assets, Buyer and Sellers will maintain a monthly record (a “Monthly Settlement Account”) of all (A) cash receipts by Buyer and Seller of monies that, under the terms of this Agreement, are the property of the other Party (including specifically any direct-deposited Commissions and Contingent Revenues that Seller receives from Carriers following the Effective Date that are the property of Buyer pursuant to Section 1.5, it being understood that the process of transitioning Carriers to direct deposit Commissions into Buyer’s bank accounts, rather than into Seller’s bank accounts, may take up to three (3) months or longer), and (B) cash disbursements by Buyer or Seller for expenses or Retained Liabilities that, under the terms of this Agreement, are the other Party’s obligation (or “due to/due from account”). For each month after Closing in which there is activity in the Monthly Settlement Account, each Party will deliver to the other Party a settlement statement regarding the Monthly Settlement Account (each a “Settlement Statement”) for such month. The Settlement Statement will be deemed to be accepted by the receiving Party and conclusive for purposes of determining the settlement of the Monthly Settlement Account for such month unless the receiving Party delivers, within five (5) Business Days following receipt of the Settlement Statement, a notice (the “Settlement Objection Notice”) specifying the receiving Party’s objections to the Settlement Statement in reasonable detail. The Parties will use reasonable good faith efforts to resolve the matters in dispute, but if they do not obtain a final resolution within thirty (30) days after receipt of the Settlement Objection Notice, the Parties will submit the resolution of the disputed matters to an Independent Accounting Firm.  Buyer and Seller will bear the fees and disbursements of the Independent Accounting Firm in the same proportion that their respective positions are confirmed or rejected by the Independent Accounting Firm.  Absent demonstrable error, the decision of the Independent Accounting Firm will be conclusive and binding upon the Parties.

(ii)               For each month that the Monthly Settlement Account has a settlement balance, Buyer or Seller, as appropriate, will pay over the settlement balance to the other Party, as appropriate, within three (3) Business Days following the settlement date, by wire transfer of immediately available funds to one or more accounts designated in writing by the recipient.  The recipient will be entitled to the full amount of the settlement balance, without regard to any indemnity limitations set forth in Article 6. Buyer and Seller each agree to maintain sufficient operating cash in their respective bank accounts to pay the settlement balances in the Monthly Settlement Account that may become due.

(c)                Also without limiting the generality of the foregoing, if and for so long as any Party actively is contesting or defending against any Proceeding in connection with (i) any of the Contemplated Transactions or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or before the Effective Date involving the Acquired Assets, the Business, or the obligations and Liabilities assumed hereunder, the other Party will reasonably cooperate with the contesting or defending Party and its counsel in the contest or defense, reasonably make available its personnel, and provide such testimony and access to its Records (including, as to the Seller Parties, any Excluded Records) as will be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnity therefor under Article 6 hereof).

(d)                The Seller Parties will promptly after the Closing prepare and file all reports and returns required by Law relating to the Business as conducted using the Acquired Assets, up to and including the Effective Date. After the Effective Date, Buyer will retain for a period consistent with Buyer’s Record-retention policies and practices, those Records of Seller delivered to Buyer. Buyer also will provide the Seller Parties and their Representatives reasonable access thereto, during normal business hours and on at least three (3) Business Days’ prior written notice, to enable them to prepare financial statements or Tax Returns or deal with Tax audits, or for any other reasonable legal or business purpose. After the Effective Date, Seller will provide Buyer and its Representatives reasonable access to Excluded Records, during normal business hours and on at least three (3) Business Days’ prior written notice, for any reasonable legal or business purpose specified by Buyer in such notice.

(e)                For clarity, no monies due under this Section 2.6 will be subject to any limitations set forth in Article 6.

Article 3

Representations and Warranties of the Seller Parties

The Seller Parties, jointly and severally, represent and warrant to Buyer as follows:

Section 3.1              Organization; Governmental Authorizations.

(a)                Seller is a corporation duly organized, validly existing, and in good standing under the Law of the Commonwealth of Massachusetts, and its status is active.

(b)                Schedule 3.1(b) sets forth a true and complete list of each jurisdiction in which Seller is qualified to do business as a foreign corporation. Seller is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of its Business requires it to be so qualified.

(c)                Schedule 3.1(c) sets forth a true and complete list of any resident and non-resident insurance license, including type of license, license number, and expiration date, held by Seller. Seller has all requisite corporate power and authority and all necessary insurance licenses and other Governmental Authorizations to own, lease, and operate its properties; to carry on its Business as now being conducted; and to perform all its obligations under the Seller Contracts.

Section 3.2              Capitalization.

(a)                Schedule 3.2 sets forth the number of issued and outstanding shares of capital stock of Seller directly held or beneficially owned by the Shareholder and the respective percentages of the total issued and outstanding, shares of capital stock of Seller represented by such number of shares, which constitute all of the issued and outstanding, shares of capital stock of Seller. No other Person has any right or option to acquire any shares of capital stock, or any financial interest or securities convertible into capital stock, in Seller.

(b)                No Seller Party has any oral or written contractual obligation or arrangement to pay, nor will any Seller Party pay, any portion of the Purchase Price hereunder or any other payment of any kind, as a performance bonus, longevity bonus, or other incentive bonus or otherwise, at any time at or after the Closing to any (i) Shareholder other than in proportion to such Shareholder’s ownership percentage in Seller, as set forth in Schedule 3.2; (ii) Hired Employee; or (iii) other employee or independent contractor of Buyer, except for those payments set forth on Schedule 3.2(b) that: (i) are not contingent on any individual’s continued employment, or agreement to commence employment, with Buyer or any of its Affiliates or to perform any services for or on behalf of Buyer or any of its Affiliates, or the performance of the Acquired Assets after the Effective Date, (ii) are based on the achievement of personal performance measures as an employee of Seller prior to Closing, (iii) are not for a purpose other than compensation as an employee of Seller prior to Closing, and (iv) will be paid by Seller in full no later than thirty (30) days following the Effective Date.

Section 3.3              Enforceability; Authority; No Conflict.

(a)                 Upon the execution and delivery by the Seller Parties of the Seller Documents, each Seller Document will constitute the legal, valid, and binding obligation of each Seller Party, as applicable, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, or similar applicable Law from time to time in effect relating to or affecting the enforcement of creditors’ rights generally and general equitable principles. Seller has the absolute and unrestricted right, power, and authority to execute and deliver each Seller Document to which it is a party and to perform its obligations under the Seller Documents, and such action has been duly authorized by all necessary action by Seller’s shareholders and board of directors. The Shareholder has all necessary legal capacity to enter into each Seller Document to which the Shareholder is a party and to perform the Shareholder’s obligations under the Seller Documents, and such performance will not violate the terms of any Contract to which the Shareholder is bound.

(b)                Neither the execution or delivery of any Seller Document, nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)                 Breach (A) any provision of any of the Governing Documents of Seller or (B) any resolution adopted by the board of directors or the shareholders of Seller;

(ii)               Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Law or any Order to which any Seller Party, or any of the Acquired Assets, may be subject;

(iii)             Contravene, conflict with or result in a violation or Breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Acquired Assets or to, the Business;

(iv)              Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate, or modify, any Seller Contract;

(v)                Result in the imposition or creation of any Encumbrance upon or with respect to any of the Acquired Assets; or

(vi)              Result in any shareholder of Seller having the right to exercise dissenters’ or appraisal rights.

(c)                No Seller Party is required to give any notice to or obtain the Consent of any Third Party regarding any Seller Party’s entry into this Agreement, any of the other Transaction Documents, or the Contemplated Transactions, where the failure to give such notice or to obtain such Consent could reasonably be expected to cause a Material Adverse Change to Buyer, the Acquired Assets or the Business after Closing.

Section 3.4              Financial Statements; No Material Adverse Change; No Undisclosed Liabilities.

(a)                Schedule 3.4(a) sets forth true and complete copies of (i) Seller’s balance sheet at December 31, 2021 (the “Year-End Balance Sheet”), and the related statement of income for the fiscal year then ended, and (ii) Seller’s balance sheet (the “Interim Balance Sheet”) at June 30, 2021 (the “Balance Sheet Date”) and the related statement of income for the six (6) months then ended (collectively, the “Financial Statements”). All such Financial Statements were prepared in accordance with Seller’s standard accounting practices and methodology as described in Schedule 3.4(a), consistently applied throughout the periods involved. Such balance sheets within the Financial Statements fairly present the consolidated financial position, assets, and Liabilities (whether accrued, absolute, contingent, or otherwise) including, without limitation, the balance of Carrier payables, of Seller at the dates indicated and such statements of income fairly present the results of operations for the periods then ended. Seller’s financial books and Records are true and complete in all material respects.

(b)                Since the Balance Sheet Date, there has not been any Material Adverse Change, and no event has occurred or circumstance exists that could reasonably be expected to result in a Material Adverse Change. Seller has no Liabilities except for Liabilities reflected or reserved against in the Year- End Balance Sheet or the Interim Balance Sheet and current Liabilities incurred in the Ordinary Course of Business of Seller since the Balance Sheet Date.

(c)                Schedule 3.4(c) sets forth true and complete lists of all (i) Accounts Receivable of Seller as of July 31, 2021 (“Seller Accounts Receivable”), including the aging of such Accounts Receivable, organized by (A) Accounts Receivable from direct bill policies, (B) Accounts Receivable from agency bill policies, and (C) all other Accounts Receivable, (ii) all accounts payable of Seller as of July 31, 2021 (“Seller Accounts Payable”), which separately includes accounts payable to Carriers; and (iii) the Client Credit Balances as of July 31, 2021. All of Seller Accounts Receivable represent sales actually made or services actually performed in the ordinary and usual course of Seller’s Business, consistent with past practice. All of Seller Accounts Payable, including accounts payable to Carriers, are current and reflected properly on its books and Records, and will be paid when due in accordance with their terms at their recorded amounts.

(d)                Seller maintains accurate Records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls and procedures, and Seller has not received written notification from any accountants, independent auditors or other consultants, or Governmental Bodies challenging the adequacy or requesting modification of such controls and procedures. Such controls and procedures provide assurance that: (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of Seller’s financial statements and to maintain accountability for Seller’s assets; (iii) access to Seller’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of Seller’s assets is compared with existing assets at regular intervals; and (v) accounts, notes, and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(e)                Schedule 3.4(e) sets forth the name and position of each officer or director of Seller to which Seller has made a loan that remains outstanding, including a summary of the original loan amount, the outstanding balance, and the terms of repayment for each loan.

Section 3.5              Absence of Certain Changes and Events. Since the Balance Sheet Date, Seller has conducted its business only in the Ordinary Course of Business, except as expressly required by the terms of any Transaction Document, and there has not been any: (a) change in Seller’s authorized, or issued capital stock, grant of any stock option or right to purchase shares of capital stock, of Seller or issuance of any security convertible into such capital stock; (b) amendment to the Governing Documents of Seller; (c) payment (except in the Ordinary Course of Business) or increase by Seller of any bonuses, salaries, or other compensation to any shareholder, director, officer, or employee or entry into any employment, severance, or similar Contract with any director, officer, or employee; (d) adoption of, amendment to or increase in the payments to or benefits under, any Employee Benefit Plan; (e) damage to or destruction or loss of any Acquired Asset, whether or not covered by insurance; (f) entry into, termination of or receipt of notice of termination of any Contract or transaction involving a total remaining commitment by Seller of at least $10,000.00; (g) sale, lease, or other disposition of any Acquired Asset (including the Intellectual Property Assets) or the creation of any Encumbrance on any Acquired Asset; (h) written indication by any insurance broker, insurance agent, program administrator, Carrier, Client, or other Third Party with a material business relationship with Seller of an intention to discontinue or change the terms of its relationship with Seller, which discontinuance or change could reasonably be expected to cause a Material Adverse Change to Seller or the Business; (i) material change in the accounting methods used by Seller; or (j) Contract by Seller to do any of the foregoing.

Section 3.6              Assets.

(a)                The Acquired Assets (i) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by Seller, and (b) include all of the operating assets of Seller. Seller owns and holds, free and clear of any Encumbrances, restriction, or Third-Party interest of any kind whatsoever, sole and exclusive right, title, and interest in and to the Acquired Assets, including but not limited to the expiration Records for the Acquired Accounts, together with the exclusive right to use such Records, and all Client Accounts, copies of insurance policies and Contracts in force, and all files, invoices, and Records pertaining to the Clients, Client Accounts, their Contracts, and insurance policies, and all other information comprising the Acquired Accounts, and to any and all Commissions and other revenues and proceeds generated by the Acquired Assets (other than applicable Commissions payable to producers). Seller is not a party to, or bound by, any other agreement, instrument, or understanding restricting the transfer of the Acquired Assets. There, are no existing agreements, options, commitments, rights, or privileges, whether preemptive or contractual, of any Person to acquire any of Seller’s securities, or any of the assets, properties, or rights included in the Acquired Assets, ,or any interest therein.

(b)                Seller has not received written notice that any Client set forth in Schedule 1.1(a) has canceled or non-renewed, or intends to cancel or non-renew, any Insurance Products or Services with Seller.

(c)                Except as set forth in Schedule 3.6(c), none of the Insurance Products or Services for Acquired Accounts set forth in Schedule 1.1(a) represents Retail Brokered Business.

(d)                During the twelve (12) months before the date of this Agreement, Seller has not, and none of Seller’s employees or independent contractors have, placed or serviced any Securities Business for any Client set forth in Schedule 1.1(a).

(e)                No Seller Party owns any interest in, is a member of, or is affiliated with any cluster, joint venture, partnership, or similar association or arrangement with respect to or in connection with the Business.

(f)                 Schedule 3.6(f) sets forth (i) each Sub-Rated Carrier with which any in-force insurance policies are in place for any Current Account as of the Agreement Date, (ii) the amount of Commission received by Seller from each such Sub-Rated Carrier during the twelve (12)-month period ended July 31, 2021, and (iii) the approval status, as provided by Parent’s Market Security Committee, of each such Sub-Rated Carrier as of the Agreement Date.

(g)                No in-force policy for any Current Account is in place with any Ineligible Carrier.

(h)                Except as set forth in Schedule 3.6(h), Seller has not entered into any Contract relating to any acquisitions, mergers, and/or purchases or sales of material assets (including purchases or sales of Client Accounts) within the past seven (7) years.

(i)                 No employee of Seller has any ownership interest (vested or unvested) in any Client Account.

Section 3.7              Contracts; No Defaults.

(a)                Schedule 3.7(a) contains a true and complete list, and Seller has previously delivered or made available to Buyer true and complete copies, of the following Material Seller Contracts to which Seller is a party:

(i)                 Any written Contract with any Carrier, general agent, insurance broker, or other source for Seller to write any Insurance Products or Services, the termination of which could reasonably be expected to cause a Material Adverse Change to Seller, the Acquired Assets, or the Business;

(ii)               Any Real Property Lease or any Lease pertaining to any Tangible Personal Property of Seller (regardless of whether Buyer is assuming any such Lease);

(iii)             Any non-competition, non-solicitation, confidentiality, non-disclosure, or other restrictive covenants granted in favor of Seller from any Third Party, other than any Contracts with current or former employees or independent contractors described in Schedule 3.12(b); and

(iv)              Any other Contract that is material to Seller or the Business.

(b)                To the Knowledge of any Seller Party, the parties to all Seller Contracts are in compliance, in all material respects, with the terms thereof.

(c)                There are no Seller Contracts between Seller and the Shareholder or any director or officer of Seller, or between Seller and any Affiliate of the Shareholder or any director or officer of Seller.

(d)                Neither the Shareholder, nor any director, officer, employee, or other agent of Seller directly or indirectly owns any equity interest in; serves as a director, officer, or manager of, or otherwise participates in the business operations of, any Client of Seller.

(e)                Seller has not guaranteed the performance of any Person under any Contract including, without limitation, any premium financing obligation on behalf of any Client.

(f)                 Seller is not engaged in any risk-bearing or risk-sharing activities, such as, for example but not by way of limitation, as a party to any Contract whereby Seller agrees (i) to return any portion of its commissions to any Carrier based upon the loss ratios generated by any insurance program that Seller administers for such Carrier, and/or (ii) to bear any portion of the total insurance risk placed through any insurance program administered by Seller for any Carrier.

(g)                Except as set forth on Schedule 3.13(b), no Seller Party is a party to any Contract that restricts such Seller Party’s ability to compete in the Insurance Business or to solicit any Client Account or transact any such business with any Client or prospective Client.

Section 3.8              Litigation and Claims. Except as disclosed in Schedule 3.8, there is no Proceeding pending or, to the Knowledge of any Seller Party, threatened against Seller or against the Shareholder in connection with the Business, and no circumstances exist that could form a reasonable basis for such a Proceeding. No Seller Party is subject to any outstanding Order that, insofar as can be reasonably foreseen, individually or in the aggregate, in the future, could reasonably be expected to cause a Material Adverse Change to any Seller Party, the Acquired Assets, or the Business, or would prevent any Seller Party from consummating the Contemplated Transactions.

Section 3.9              Bankruptcy; Solvency. No voluntary or involuntary petition in bankruptcy, receivership, insolvency or reorganization with respect to Seller, or petition to appoint a receiver or trustee of Seller’s property, has been filed by or against Seller, nor will Seller file such a petition before the Effective Date or for one hundred (100) days thereafter, and if such petition is filed by others, the same will be promptly discharged. Seller has not made any assignment for the benefit of creditors or admitted in writing insolvency, or that its property at fair valuation will not be sufficient to pay its debts, nor will Seller permit any judgment, execution, attachment, or levy against it or its properties to remain outstanding or unsatisfied for more than ten (10) days. Seller is not “insolvent” and Seller will not be rendered insolvent by any of the Contemplated Transactions. As used in this section, “insolvent” means that the sum of the debts and probable Liabilities of Seller exceeds the present fair saleable value of Seller’s assets. Immediately after giving effect to the consummation of the Contemplated Transactions: (i) Seller will be able to pay its Liabilities as they become due in the usual course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Seller will have assets (calculated at fair market value) that exceeds its Liabilities; and (iv) taking into account all pending and threatened Proceedings, final judgments against Seller in Proceedings for money damages are not reasonably to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such Proceedings and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated used of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

Section 3.10           Compliance with Applicable Law. Each of Seller and its predecessors and Affiliates has complied with all applicable Laws, and no Proceeding has been filed or commenced against any of them alleging any failure to so comply. Without limiting the generality of the foregoing, Seller’s revenues as set forth in the Financial Statements do not include any fees received in addition to, or in lieu of, Commissions, except as permitted by applicable Law, and Seller is otherwise in compliance with applicable Law regarding rebating, excess fees and charges, and other unfair insurance trade practices. Seller and its employees and agents hold all Governmental Authorizations (where the failure to hold such Governmental Authorizations could reasonably be expected to cause a Material Adverse Change to Seller or the Business), including all resident and nonresident insurance licenses in each jurisdiction where the conduct of the Business requires such licensure, and are in compliance with the terms of the Governmental Authorizations in all material respects. Each employee or independent contractor of Seller to whom Seller pays Commissions, and any other Third Party to whom Seller pays Commissions or with whom Seller shares or splits any Commissions, holds all insurance licenses required under applicable Law to receive such Commissions.

Section 3.11           Tax Returns and Audits. Seller has timely filed all federal, state, local, and foreign Tax Returns, including all amended returns, in each jurisdiction where Seller is required to do so or has paid or made provision for the payment of any penalty or interest arising from the late filing of any such return, has correctly reflected all Taxes required to be shown thereon, and has fully paid or made adequate provision for the payment of all Taxes that have been incurred or are due and payable pursuant to such returns or pursuant to any assessment with respect to Taxes in such jurisdictions, whether or not in connection with such returns. Seller is not currently subject to any audits with respect to any federal, state, local, or foreign Tax Returns required to be filed and there are no unresolved audit issues with respect to prior years’ Tax Returns. There are no circumstances or pending questions relating to potential Tax Liabilities nor claims asserted for Taxes or assessments of Seller that, if adversely determined, could result in a Tax Liability that could reasonably be expected to cause a Material Adverse Change to Seller or, the Acquired Assets, or the Business for any period. Seller has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect. Seller is not holding any unclaimed property that it is required to surrender to any state taxing authority including, without limitation, any uncashed checks or unclaimed wages, and Seller has timely filed all unclaimed property reports required to be filed with such state taxing authorities. Seller does not purge its Records of uncashed checks.

Section 3.12           Insurance Coverage.

(a)                Schedule 3.12(a) sets forth a complete and correct list of all currently effective insurance policies or binders of insurance or programs of self-insurance which relate to Seller (including, without limitation, errors and omissions (“E&O”), employment practices liability (“EPL”), and employee theft or employee dishonesty coverage), along with the corresponding Carriers, minimum Liability limits, deductibles, and expiration dates for each such policy or binder. True and complete copies of such policies and binders have been previously delivered or made available for review to Buyer. The coverage under each such policy or binder is in full force and effect. No Seller Party has received any notice of cancellation or nonrenewal with respect to, or disallowance of any claim under, or material increase in premium for, any such policy or binder. Seller has complied with all the provisions of such policies and binders in all material respects.

(b)                Except as set forth in Schedule 3.8, Seller has not incurred any Liability or taken or failed to take any action that could reasonably be expected to result in a Liability for E&O in the conduct of its insurance business or EPL, except such Liabilities as are fully covered by insurance, less any applicable deductible or retention. Seller has had the same or higher levels of E&O and EPL coverage continuously in effect for at least the past five (5) years.

(c)                Schedule 3.12(c) sets forth a complete and correct list of all employee theft or employee dishonesty losses incurred and/or claims made by Seller in the past five (5) years.

Section 3.13           Employees and Independent Contractors.

(a)                With respect to the Business of Seller:

(i)                 There is no collective bargaining agreement or relationship with any labor organization; no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition; no labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and none is underway or, to the Knowledge of any Seller Party, threatened; and, to the Knowledge of any Seller Party, no union organizing or decertification efforts are underway or threatened and no other question concerning representation exists;

(ii)               To the Knowledge of any Seller Party, no executive or manager of Seller (A) has any present intention to terminate his or her employment, or (B) is a party to any confidentiality, non-competition, proprietary rights, or other such agreement between such employee and any Person besides Seller that would be material to the performance of such employee’s employment duties, or the ability of Seller or Buyer to conduct the Business of Seller;

(iii)             There is no workers’ compensation Liability, experience, or matter outside the Ordinary Course of Business;

(iv)              There is no employment-related charge, complaint, grievance, investigation, inquiry, or obligation of any kind, pending or threatened in any forum, relating to an alleged violation or breach by Seller (or any of its current or former shareholders, directors, officers, employees, independent contractors or agents) of any Law or Contract; and

(v)                To the Knowledge of any Seller Party, no current or former shareholders, directors, officers, employees, independent contractors, or agents has committed any act or omission giving rise to material Liability for any violation or breach identified in subsection (iv) above.

(b)                Except as set forth in Schedule 3.13(b), there are no: (i) employment agreements, producer agreements, agent representation agreements, non-competition agreements, non-solicitation agreements, non-disclosure agreements, confidentiality agreements, or similar Contracts with any employees of Seller; (ii) severance agreements with any former employees of Seller; or (iii) independent contractor agreements with any independent contractors of Seller. True and complete copies of all such Contracts have been provided to Buyer before Agreement Date.

(c)                No employee of Seller is on a paid or unpaid leave of absence, including, without limitation, a leave of absence (i) under the federal Family and Medical Leave Act (FMLA) or any similar state or local Law or (ii) for service in the United States Armed Forces, Reserves, National Guard, or other “uniformed services” as defined in the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended, or has given written notice of his or her intent to take such leave within the ninety (90)-day period following the Effective Date.

(d)                Within the past three (3) years, Seller has not implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended (the WARN Act), or any similar state, local, or non-U.S. Law, and no such action will be implemented without advance notification to Buyer.

Section 3.14           Employee Benefit Plans. Schedule 3.14 lists each Employee Benefit Plan that Seller or any Seller ERISA Affiliate maintains or to which Seller or any Seller ERISA Affiliate contributes or with respect to which Seller or any Seller ERISA Affiliate has or may have any Liability.

(a)                Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded, and administered in accordance with the terms of such Employee Benefit Plan and the terms of any applicable collective bargaining agreement and complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable Laws.

(b)                All required reports and descriptions (including IRS Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met with respect to each such Employee Benefit Plan and each Employee Benefit Plan maintained by a Seller ERISA Affiliate that is an Employee Welfare Benefit Plan subject to COBRA.

(c)                All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Effective Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Seller. All premiums or other payments for all periods ending on or before the Effective Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(d)                Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a determination from the IRS that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan. All such Employee Benefit Plans have been timely amended for all such requirements and have been submitted to the IRS for a favorable determination letter within the latest applicable remedial amendment period.

(e)                There have been no Prohibited Transactions with respect to any such Employee Benefit Plan or any Employee Benefit Plan maintained by a Seller ERISA Affiliate. No fiduciary of any such Employee Benefit Plan has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No Proceeding with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of any Seller Party (or any Seller employee with responsibility for employee benefits matters), threatened. No Seller Party (or any Seller employee with responsibility for employee benefits matters) has any Knowledge of any Basis for any such Proceeding.

(f)                 Seller has delivered to Buyer correct and complete copies of the plan documents and summary plan descriptions; the most recent determination letter received from the IRS; the three (3) most recent annual reports (IRS Form 5500, with all applicable attachments); and all related trust agreements, insurance contracts, and other funding arrangements that implement each such Employee Benefit Plan.

(g)                Neither Seller nor any Seller ERISA Affiliate contributes to or has ever contributed to, has any obligation to contribute to, or has or may have any Liability under or with respect to any Employee Pension Benefit Plan that is a ‘‘defined benefit plan’’ (as defined in ERISA Section (35)). No asset of Seller is subject to any Lien under ERISA or the Code.

(h)                Neither Seller nor any Seller ERISA Affiliate contributes to or has ever contributed to, has any obligation to contribute to, or has or may have any Liability (including withdrawal Liability as defined in ERISA Section 4201) under or with respect to any Multiemployer Plan.

(i)                 Except as set forth on Schedule 3.14, Seller does not maintain an Employee Benefit Plan or other arrangement that is subject to Section 409A of the Code. Each Employee Benefit Plan or arrangement that is a nonqualified, deferred compensation plan subject to Section 409A of the Code, has been operated and administered in good faith compliance with Section 409A of the Code since January 1, 2005, and in full operational and documentary compliance with final regulations promulgated under Code Section 409A since January 1, 2009.

(j)                 Schedule 3.14 also sets forth (i) the number of outstanding loans for participants in Seller’s 401(k) plan and (ii) the outstanding loan balance for each such participant as of the Balance Sheet Date.

Section 3.15           Intellectual Property.

(a)                Schedule 3.15 sets forth each internet website, trade name, service mark, trademark, and patent, whether registered or unregistered, any Intellectual Property Assets in which Sellers may assert copyright protection, and any pending registration applications for any internet website, trade name, service mark, trademark, patent, and copyright, in each case owned or used by Seller in its operation of the Business.

(b)                Subject to the provisions of Section 3.15(c) below, Seller has the right to use the Intellectual Property listed in Schedule 3.15, and except as otherwise set forth therein, the Intellectual Property is, and will be on the Effective Date, free and clear of all royalty obligations and Encumbrances. There are no Proceedings pending, or to the Knowledge of any Seller Party, threatened, asserting that Seller’s use of any of the Intellectual Property listed on Schedule 3.15 infringes the rights of any Person. No Seller Party has any Knowledge of any use by Seller of any of the Intellectual Property constituting an infringement thereof, and the Shareholder has no right, claim, or interest in or to any of the Intellectual Property.

(c)                The current Software applications, other than to the extent the Software is Public Software, used by Seller in the operation of the Business, are set forth and described on Schedule 3.15 (“Seller Software”). Seller Software, to the extent it is licensed from any Third Party licensor or it constitutes “off-the-shelf” Software, is held by Seller under valid, binding, and enforceable licenses. All of Seller’s computer hardware has validly licensed software installed therein. Seller has not sold, assigned, licensed, distributed, or in any other way disposed of or encumbered Seller Software.

Section 3.16           No Brokers or Finders. With the exception of the M&A Consultant, no agent, broker, investment banker, financial advisor, or other firm or person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from any Seller Party or any of their respective Affiliates in connection with the consummation of the Acquisition or any of the other Contemplated Transactions. Seller will be solely liable for any finder’s fee or any other commission or similar fee due to the M&A Consultant, whether or not Buyer pays the Closing Consultant Fee out of the Closing proceeds.

Section 3.17           Schedules. Each of the Schedules delivered by the Seller Parties pursuant to this Agreement is true and complete in all material respects.

Section 3.18           Disclosure. None of the representations and warranties of the Seller Parties set forth in Agreements or in the attached Schedules, notwithstanding any investigation thereof by Buyer, contains any untrue statement of a material fact, or omits the statement of any material fact necessary to render the statements made not misleading.

Article 4
Representations and Warranties of Buyer

Buyer represents and warrants to the Seller Parties as follows:

Section 4.1              Organization. Buyer is a limited liability company duly organized, validly existing, and in good standing under the Law of the Commonwealth of Massachusetts, and its status is active. Buyer has all requisite power and authority and all necessary Governmental Authorizations to own, lease and operate its properties and to carry on its business as now being conducted.

Section 4.2              Authority. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions. The execution, delivery, and performance of the Buyer’s Documents have been duly authorized by all necessary action on the part of Buyer. This Agreement and the Buyer’s Documents will be duly executed and delivered, respectively, by the duly authorized representative of Buyer on behalf of Buyer. This Agreement and the other Buyer’s Documents when executed and delivered will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, or similar applicable Law from time to time in effect relating to or affecting the enforcement of creditors’ rights generally and general equitable principles.

Section 4.3              Consents and Approvals; No Violations. Neither the execution, delivery, or performance of this Agreement by Buyer, nor the consummation by Buyer of the Contemplated Transactions, nor compliance by them, as and when due, with any of the provisions of the Buyer’s Documents will: (a) conflict with or result in any Breach of any provision of Buyer’s Governing Documents; (b) except for notices required under Parent’s E&O insurance policy or Parent’s credit facilities, or a press release that may be required to fulfill Parent’s disclosure obligations as a New York Stock Exchange-listed company regarding the Acquisition, require any filing with, or permit, authorization, consent, or approval of, any Governmental Body; or (c) result in a violation or Breach of, or constitute a default under, any of the terms, conditions, or provisions of any agreement or other instrument or obligation to which Buyer is a party or by which Buyer or any of Buyer’s properties or assets may be bound.

Section 4.4                No Brokers or Finders. No agent, broker, investment banker, financial advisor, or other firm or person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from Buyer or any of Buyer’s Affiliates in connection with the consummation of the Acquisition or any of the other Contemplated Transactions.

Article 5
Additional Agreements

Section 5.1              Expenses. Except as otherwise expressly set forth in this Agreement, whether or not the Acquisition is consummated, all costs and expenses incurred in connection with this Agreement and the Contemplated Transactions will be paid by the Party incurring such expenses. For clarity and without limiting the foregoing: (a) all filing fees incurred in connection with the filing of the Name Change Documents on behalf of Seller, or any other documents necessary to affect the change Seller’s corporate name with any applicable Governmental Body, will be Seller’s responsibility; and (b) all filing fees incurred in connection with the filing of any fictitious name registration documents on behalf of Buyer with any applicable Governmental Body, will be Buyer’s responsibility, regardless of the Party that, for logistical reasons, convenience or otherwise, actually submits such documents with any applicable Governmental Body.

Section 5.2              Errors and Omissions and Employment Practices Liability Extended Reporting (“Tail”) Coverage.

(a)                On or before the Effective Date, Seller must arrange to purchase, at Seller’s expense, extended reporting period (“tail”) coverage extensions for each of Seller’s E&O insurance policy and EPL insurance policy (the “Required Tail Coverage”).  The Required Tail Coverage will extend for a period of at least five (5) years from the Effective Date, will have the same limits and deductibles currently in effect, and will otherwise be in form reasonably acceptable to Buyer.  Evidence of Seller’s arrangement to procure the Required Tail Coverage, satisfactory to Buyer in its commercially reasonable discretion, will be delivered to Buyer at or before Closing.  Without limiting the generality of the foregoing, the endorsement or policy evidencing the Required Tail Coverage will not contain an “other insurance” or other provision that purports to make the Required Tail Coverage excess rather than primary and non-contributory coverage as to any error or omission or EPL occurrence arising before the Effective Date (an “Excess Coverage Provision”). If the Required Tail Coverage is procured as an endorsement to Seller’s existing E&O policy or EPL insurance policy, and the existing policy contains an Excess Coverage Provision, the Required Tail Coverage endorsement will amend the existing policy to (i) remove the Excess Coverage Provision and (ii) state expressly that the Required Tail Coverage will be primary and non-contributory as to any error or omission or EPL occurrence arising before the Effective Date.

(b)                Notwithstanding the foregoing, it is the Parties’ intent that, subject to the terms and conditions of Article 6 of this Agreement: (i) as between the Required Tail Coverage and any coverage that might be available under Parent’s policies, the Required Tail Coverage will be primary and non-contributory; (ii) the Seller Parties, jointly and severally, will be solely liable for any deductibles or retentions under the Required Tail Coverage; (iii) the Seller Parties will be jointly and severally liable to Buyer for any Adverse Consequences in excess of the Required Tail Coverage; (iv) only upon the exhaustion of Seller’s other assets in satisfaction of any such Adverse Consequences will available coverage (if any) under Parent’s policies apply (and then only to the extent that the nature of the claim would otherwise fall within the scope of Parent’s coverage); and (v) in the event Parent’s policies must so respond, the Seller Parties will remain jointly and severally liable to Buyer for any deductibles or other related costs or expenses incurred by Parent.

(c)                Within one (1) Business Day following the Effective Date, and thereafter during the term of the Required Tail Coverage as Buyer may request from time to time, Seller will promptly provide Buyer with a certificate of insurance evidencing the Required Tail Coverage. After the Closing, with respect to any Proceeding that names or otherwise involves Buyer or its Affiliates as to which defense and/or coverage may be available for Buyer or its Affiliates under the Required Tail Coverage, Buyer may, at its option and sole discretion, directly pay any applicable deductible under the Required Tail Coverage to the appropriate Carrier (the “Required Tail Deductible”) and seek indemnity from the Seller Parties for such Required Tail Deductible as a Retained Liability pursuant to Article 6.  Nothing in this Section 5.2 will limit or affect the Parties’ respective rights and obligations under Article 6.

Section 5.3              Agreement is Confidential.

(a)                Except as required by applicable Law, legal or administrative process, or stock exchange listing requirements (including FINRA rules) and only after compliance with Section 5.3(b) below, each of the Parties will maintain the terms of this Agreement, including the consideration payable by Buyer, in strict confidence and will not disclose such terms to any Third Party (except such Party’s attorneys, accountants, and other professional advisors, a Governmental Body (such as the IRS and the applicable state department of revenue), to the Independent Accounting Firm and otherwise in connection with the enforcement of the Parties’ rights against any other Party) without the prior written Consent of all Parties to this Agreement.

(b)                If any Party (Buyer , on the one hand, and the Seller Parties, on the other hand, each being considered one Party for purposes of this Section 5.3(b)) or any of its Representatives is requested pursuant to, or required by, applicable Law, legal or administrative process, or stock exchange listing requirements (including FINRA), to disclose the terms of this Agreement, such Party will notify the other Party promptly in writing of such request or requirement and the reason for such request or requirement, so that the other Party may seek a protective Order or other appropriate remedy or, in its sole discretion, waive compliance with the terms of Section 5.3(a). If no such protective Order or other remedy is obtained, or that the other Party does not waive compliance with Section 5.3(a), such Party will furnish only that portion of this Agreement that it is reasonably advised by its counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the disclosed portions of this Agreement to the extent possible. Further, if any copy of this Agreement is required to be disclosed to any securities regulator or stock exchange (including, without limitation, FINRA), the disclosing Party will delete pricing and other confidential information to the maximum extent permitted by Law or the rules of the stock exchanges (including FINRA), as the case may be.

(c)                Notwithstanding the foregoing, Buyer, in its sole discretion may, promptly after the Closing, issue a press release (as to which Seller will have a reasonable opportunity to review and comment) containing certain details with respect to the Contemplated Transactions.

Section 5.4              Post-Closing Employee Matters.

(a)                After the Closing, and at Buyer’s request, Seller will (i) take all reasonable measures to enforce the terms of those non-compete/non-solicitation/confidentiality agreements with Seller’s existing or former employees and/or independent contractors that either have not been or cannot be assigned to Buyer, including pursuing legal and injunctive Proceedings, and (ii) cooperate with Buyer in enforcing the terms of those Contracts assigned to Buyer. The Parties will bear the reasonable costs and fees of any such Proceedings equally provided that the Shareholder approves the legal counsel and other related costs in advance, and such approval will be made in good faith and not be unreasonably withheld. Without Buyer’s prior written consent, which Buyer may withhold in its sole and absolute discretion, Seller will not amend, modify, waive, release, or otherwise affect the terms of any such non-compete/non-solicitation/confidentiality agreements with Seller’s former employees and/or independent contractors. Nothing in this Section 5.4(a) will be deemed or construed to (x) impose any obligation or duty on Buyer to initiate any such Proceeding, which may be initiated by Buyer in its sole discretion, or (y) limit, modify, or otherwise affect Seller’s and the Shareholder’s indemnity obligations under Section 6.2.

(b)                Notwithstanding anything in this Agreement to the contrary, at Buyer’s option, Buyer and Seller will promptly, but in any event no later than ninety (90) days following the Effective Date, reasonably cooperate and file such forms, notices, reports, or other instruments with state taxing authorities as are necessary to effect the transfer of Seller’s state unemployment records, unemployment rating account balance, state unemployment Taxes paid by Seller, Seller’s existing State Unemployment Insurance (SUI) account number (notwithstanding whether Seller will continue in existence following Closing, in which case, Seller is responsible for obtaining, at its sole expense, a new SUI account number), and other aspects of Seller’s pre-Closing unemployment experience to Buyer, as successor employer of the Hired Employees unless prohibited by applicable Law.

(c)                For purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant under any benefit plan or arrangement of Buyer, any Hired Employee who is employed by Seller as of the Effective Date will receive service credit for service with Seller to the same extent such service credit was granted under Seller's Employee Benefit Plans, subject to offsets for previously accrued benefits and no duplication of benefits.

Section 5.5              Corporate Name, Tradenames, Service Marks, Etc.

(a)                From and after Closing, the Seller Parties agree:

(i)                 Not to use any tradename or service mark (whether or not registered) identical or confusingly similar to Seller’s corporate name, tradenames, and service marks (whether or not registered), or any colorable imitations thereof, and/or any mark, name, or any words or representations confusingly similar thereto in connection with the advertising, offering for sale, and/or sale, of any Insurance Products or Services (though the Seller Parties will be entitled to the use of Seller’s corporate name in connection with the winding-down of Seller’s affairs or Seller’s liquidation, including collecting the Seller Accounts Receivable not otherwise collected by Buyer under Section 5.6(b));

(ii)               Otherwise not to infringe on any service mark and name (whether or not registered by Seller or Buyer) that Buyer is acquiring hereunder from Seller;

(iii)             Not to use Seller’s corporate name tradename, or any internet domain name of Seller to unfairly compete with Buyer, pass off its Insurance Products or Services as those of Buyer, or otherwise to cause any misunderstanding as to source, sponsorship, approval, or certification with or by Buyer or its Insurance Products or Services.

(b)                Promptly after the Closing, Buyer, on behalf of Seller, will file the Name Change Documents with, and pay the accompanying Massachusetts SOS Filing Fee, to the Massachusetts Secretary of State.

(c)                Seller grants to Buyer, for a period of two (2) years following the Closing Date, an irrevocable, exclusive license to use Seller’s corporate name, tradenames, and service marks (whether or not registered), and any colorable imitations thereof in connection with Buyer’s operation of the Acquired Assets after Closing. At the conclusion of such two (2)-year period, Buyer will, at Buyer’s expense, be responsible for updating any applicable signage at any office locations occupied by Buyer to operate the Acquired Assets.

(d)                The Seller Parties’ covenants under this Section 5.5 will survive indefinitely after the Closing.

Section 5.6              Post-Closing Payment of Liabilities; Waiver of Bulk Sales Laws. Seller will maintain sufficient assets after the Closing to satisfy those Retained Liabilities that were not otherwise satisfied at Closing or after Closing. Without limiting the generality of the foregoing:

(a)                Taxes Resulting from Sale of Assets by Seller. Seller will pay in a timely manner all Taxes resulting from or payable in connection with (i) Seller’s ownership or operation of the Business before the Effective Date and/or (ii) the sale of the Acquired Assets pursuant to this Agreement, regardless of the Person who is liable for such Taxes under applicable Law. Without limiting the generality of the foregoing, (A) the Seller Parties will, in a timely manner, file all returns for and pay all (1) tangible personal property Taxes (or ad valorem Taxes) in all applicable jurisdictions for each taxable year during which Seller owned or owns the Acquired Assets on the Tax Measurement Date for such taxable year, and (2) all other Taxes in all applicable jurisdictions for all periods before the Effective Date, and (B) the Seller Parties, jointly and severally, will indemnify Buyer for any unpaid unemployment or other Taxes, interest, and penalties, in accordance with Article 6.

(b)                After Closing, Buyer, on Seller’s behalf, will collect the Seller Accounts Receivable from agency bill policies, as shown on Schedule 3.4(c) (such collected amount, the “Collected Agency Bill AR”), and from the Collected Agency Bill AR will, on behalf of Seller:

(i)                 directly pay Seller’s pre-Closing Carrier payables in appropriate amounts; and

(ii)               remit the to the respective Clients comprising the Client Credit Balances and/or offset such portions against future premiums due from such Clients, as appropriate.

If (A) the actual Carrier payables and Client Credit Balances are less than the Collected Agency Bill AR, Buyer will promptly pay Seller the difference, or (B) the actual Carrier payables and Client Credit Balances are greater than the Collected Agency Bill AR, Seller will promptly pay Buyer the difference. If any monies that Buyer attempts to remit to a Client are returned as undeliverable to the Client, Buyer will promptly remit the returned monies to Seller, which will be solely responsible for timely tendering such monies and related forms to the appropriate Governmental Bodies as abandoned property;

(c)                Payment of Other Retained Liabilities. In addition to payment of Taxes pursuant to Section 5.6(a), Seller will pay, or make adequate provision for the payment, in the Ordinary Course of Business all of the Retained Liabilities (including, without limitation, outstanding Carrier payables incurred before the Closing not otherwise satisfied under Section 5.6(b)). If any such Liabilities are not so paid or provided for, or if Buyer reasonably determines that failure to make any payments (including, without limitation, any payments of applicable deductibles under the Required Tail Coverage) will impair Buyer’s use or enjoyment of the Acquired Assets or conduct of the business previously conducted by Seller with the Acquired Assets, Buyer may, at any time after the Effective Date, elect to make all such payments directly (but will have no obligation to do so) and seek indemnity from the Seller Parties. Buyer will receive full credit under this Agreement for all payments so made.

(d)                Waiver of Bulk Sales Laws. Subject to Section 6.2(b)(i), Buyer and Seller hereby waive compliance with any applicable Bulk Sales Laws in connection with the Contemplated Transactions.

Section 5.7              Client and other Business Relationships; Collection of Seller Accounts Receivable.

(a)                Client and other Business Relationships. After the Closing, the Seller Parties and their Representatives will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing before the Closing and relating to the business to be operated by Buyer after the Closing, including relationships with lessors, employees, Governmental Bodies, Clients, insurance brokers, insurance agents, Carriers, administrators, licensors, vendors, and others, and Seller will satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships. The Seller Parties will refer to Buyer all inquiries relating to such business. None of the Seller Parties or any director, officer, employee, or agent of Seller will take any action that would tend to diminish the value of the Acquired Assets after the Closing or that would interfere with the business of Buyer to be engaged in after the Closing.

(b)                Collection of Seller Accounts Receivable. Without limiting the foregoing, Seller Parties will use only commercially reasonable efforts in collecting the Seller Accounts Receivable not otherwise collected by Buyer under Section 5.6(b) and will avoid any action or omission that is reasonably likely to cause any Current Account to cancel or non-renew any Insurance Products or Services with Buyer.

Section 5.8              Seller Parties’ Restrictive Covenants.

(a)                Non-Competition Covenant. Each Seller Party agrees that such Seller Party will not, for a period of five (5) years following the Effective Date (the “Restricted Period”), directly or indirectly, engage in, or be or become the owner of an equity interest in, or otherwise consult with, be employed by, or participate in the business of any Person, other than Buyer, Parent, or their Affiliates, successors, and assigns (each and collectively, the “Buyer Group”) engaged in the Insurance Business within the applicable Restricted Area, as defined below (the “Non-Compete Covenant”); provided, however, that ownership of less than one percent (1%) of the outstanding stock of any publicly traded corporation will not be deemed a violation of the Non-Compete Covenant. The term “Restricted Area” means the following: (1) the Commonwealths of Massachusetts and Pennsylvania, and (2) the States of New York, Connecticut, and New Jersey.

(b)                Non-Solicitation Covenants. Without limiting anything set forth in Section 5.8, during the Restricted Period:

(i)                 No Seller Party will, directly or indirectly, in any capacity whatsoever (other than, in the case of the Shareholder, on behalf of the Buyer Group), solicit, divert, quote, propose, sell, place, provide, service, or renew any Insurance Products or Services in respect of any Seller Account. Each Seller Party recognizes and acknowledges that such Seller Accounts are not confined to any geographic area. Therefore, each Seller Party acknowledges and understands that there is no geographic restriction that applies to the non-solicitation covenant as contained in this Section 5.8(b)(i) and that the scope of this covenant is appropriately limited by the customer-based restriction.

(ii)               No Seller Party will take any action intended to or which reasonably may be expected to cause any Seller Account or other Person with a material business relationship with Seller or Buyer, to cease, reduce, or refrain from transacting business with Buyer.

(iii)             No Seller Party will, directly or indirectly, solicit, hire, engage, or seek to induce any Hired Employee to terminate such employee’s employment with Buyer for any reason, including, without limitation, to work for any Seller Party or any competitor of Buyer; provided, however, that the Shareholder may continue its historical practice of advertising and recruiting new employees provided such activities target the general workforce and do not specifically single out the Hired Employees; and, provided, further, that the Shareholder does not actually hire any Hired Employee. Each Seller Party agrees that if any Hired Employee who terminates his or her employment with Buyer as a result of such Seller Party’s breach of this Section 5.8(b)(iii) (each a “Terminating Worker”), such Seller Party will pay Buyer, as liquidated damages and not as a penalty, an amount equal to 0.5 times aggregate annualized gross compensation (i.e., wages and bonus compensation) paid by Buyer to the Terminating Worker during the twelve (12)-month period preceding the effective date of termination of the Terminating Worker’s employment. If the Terminating Worker’s employment with Buyer terminates during the first twelve (12)-month period following the Effective Date, the annualized gross compensation paid to the Terminating Worker by Seller will be included in determining the aggregate amount of gross compensation paid to such Terminating Worker during such twelve (12)-month period.

(iv)              The covenants set forth in this Section 5.8(b) are collectively referred to as the “Non-Solicitation Covenants”.

(c)                Confidentiality.

(i)                 Each Seller Party recognizes and acknowledges that, as part of this Agreement, Buyer is purchasing from Seller certain Confidential Information, which will constitute valuable, secret, special, and unique assets of Buyer. Each Seller Party covenants and agrees that such Seller Party will not disclose the Confidential Information to any Person for any reason or purpose without the express written approval of Buyer and will not use the Confidential Information except in the businesses of Buyer and its Affiliates. It is expressly understood and agreed that the Confidential Information is the property of Buyer and must be immediately returned to Buyer upon demand.

(ii)               Any trade secrets Buyer being acquired from Seller hereunder will also be entitled to all of the protections and benefits under applicable trade secret Law and any other applicable Law. If any information that Buyer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will in any event still be considered Confidential Information for purposes of this Agreement. In the case of trade secrets, Seller hereby waives any requirement that Buyer submit proof of the economic value of any trade secret or post a bond or other security.

(d)                Scope of Covenants.

(i)                 Each Seller Party acknowledges and agrees that: (i) the covenants set forth in this Agreement are being entered into (A) in connection with, and as a material inducement for Buyer to enter into, the Acquisition and (B) voluntarily and for adequate consideration; and (ii) given the nature and geographic scope of the Business, the Restricted Period and the Restricted Area are reasonable in time and geographic area.

(ii)               Each Seller Party agrees (i) to cause its Affiliates, successors, and assigns (including any successor in interest to such Seller Party or its Affiliate in connection with the sale of its capital stock or assets) to be bound by the covenants contained in Section 5.8(a), Section 5.8(b), and Section 5.8(c) of this Agreement; and (ii) such Seller Party will be liable for any Breaches of Section 5.8(a), Section 5.8(b), or Section 5.8(c) of this Agreement by its Affiliates, successors, and assigns (including any successor in interest to such Seller Party or its Affiliate in connection with the sale of its capital stock or assets).

(e)                Remedies.

(i)                 In the event of a breach or threatened breach of the provisions of Section 5.8 of this Agreement, Buyer will be entitled to injunctive relief as well as any other applicable remedies at law or in equity. Should a court of competent jurisdiction declare any of the covenants set forth in this Agreement unenforceable due to an unreasonable restriction, duration, geographical area or otherwise, the Parties agree that such court will be empowered and will grant Buyer or its Affiliates injunctive relief to the extent reasonably necessary to protect their respective interests. Each Seller Party acknowledges that the covenants set forth in this Agreement represent an important element of the value of the Insurance Business and the Acquired Assets and are a material inducement for Buyer to enter into this Agreement. Each Seller Party further acknowledges that without such protection, Buyer’s business would be irreparably harmed, and that the remedy of monetary damages alone would be inadequate.

(ii)               If any Seller Party will violate the restrictions contained in Section 5.8 of this Agreement, and if any court action is instituted by Buyer to prevent or enjoin such violation, then the period of time during which such Seller Party’s business activities will be restricted as provided in this Agreement will be lengthened by a period of time equal to the period between the date upon which such Seller Party is found to have first violated the restrictions, and the date on which the decree of the court disposing of the issues upon the merits will become final and not subject to further appeal.

(iii)             In addition to the foregoing, any damages suffered by Buyer or its Affiliates as a result of any breach by any Seller Party of the provisions of Section 5.8 of this Agreement will be subject to such Seller Party’s indemnity obligations set forth in this Agreement.

(iv)              Each provision of Section 5.8 of this Agreement will be independent of any and all other provisions of this Agreement, the other Transaction Documents, and any other agreement entered into between the Parties. The real or perceived existence of any claim or cause of action of any Seller Party against Buyer or its Affiliates, whether predicated on this Agreement or some other basis, will not relieve such Seller Party of its obligations under Section 5.8 of this Agreement and will not constitute a defense to the enforcement by Buyer or Parent of the restrictions and covenants contained in Section 5.8 of this Agreement.

(v)                It is the Parties’ intent that the terms and provisions of Section 5.8 of this Agreement be enforceable to the maximum extent permitted by applicable Law. If a court of competent jurisdiction declare any of the covenants set forth in Section 5.8 of this Agreement unenforceable, then such court will be authorized to modify such covenants so as to render the remaining covenants and the modified covenants valid and enforceable to the maximum extent possible, and as so modified, to enforce Section 5.8 of this Agreement in accordance with its terms. If any provision of this Agreement will be held to be excessively broad, it will be limited to the extent necessary to comply with applicable Law.

(vi)              If any of the provisions of Section 5.8 of this Agreement will otherwise contravene or be determined to be invalid or unenforceable under the Laws of any state, country, or other jurisdiction in which this Agreement may be applicable, valid, and enforceable but for such contravention or invalidity or unenforceability, then (A) such contravention or invalidity or unenforceability (A) will not invalidate or otherwise affect the enforceability of all of the provisions of Section 5.8 of this Agreement, but rather (B) Section 5.8 of this Agreement (or the remaining provisions hereof, as applicable) will be construed, insofar as the Laws of that state or other jurisdiction are concerned, as not containing the provision or provisions contravening or invalid under the Laws of that state or jurisdiction, and (B) the rights and obligations created hereby will be construed and enforced to the maximum extent permitted under applicable Law.

Section 5.9              Other Covenants.

(a)                Between the Effective Date and October 1, 2023, Buyer will not (i) solicit any Previously Sold Account for the purpose of selling or providing any products or services competitive with any Seller-Provided EB Products; (ii) accept a broker or agent of record appointment for, service or place insurance on behalf of, or provide insurance administrative functions or insurance consulting services to, any Previously Sold Account with respect to the placement, writing, brokering, or sale of any Seller-Provided EB Products; (iii) refer any Previously Sold Account to another Person for purchase of any products or services competitive with any Seller-Provided EB Products; or (iv) take any affirmative act that materially interferes with or damages the business or contractual relationship between any Previously Sold Account and the purchaser from Seller of such Previously Sold Account with respect to any Seller-Provided EB Products.

(b)                Seller acknowledges and agrees that (1) Buyer is a subsidiary of Parent, which operates insurance agency offices through subsidiaries throughout the United States, and (2) each of Parent’s insurance agency offices operates independently of each other, and certain of Parent’s other offices may solicit, produce and service insurance business within the Commonwealth of Massachusetts; and (3) the covenants contained in this Section 5.9 will apply only to Buyer and not to Parent or any Affiliate of Buyer.

(c)                No Third Party will be deemed a third-party beneficiary to any of the covenants contained in this Section 5.9.

Article 6

Indemnity

Section 6.1              Survival of Representations, Warranties, Indemnities, and Covenants.

(a)                Subject to Section 6.1(c), the representations, warranties, and indemnities set forth in this Agreement will survive for a period of three (3) years following the Effective Date (the “Survival Period”). All post-Closing covenants will survive the Closing for the period(s) specified in this Agreement or, if not specified, for the Survival Period. The rights of the Indemnified Parties (as defined in Section 6.4 below) to assert a claim under this Article 6 will survive the Effective Date until the expiration of the Survival Period, except with respect to Liability for any item as to which, before the expiration of the Survival Period, an Indemnified Party has asserted a claim in writing as required pursuant to the provisions of this Article 6, in which event the Liability on the part of the Indemnifying Parties for such claim will continue until such claim has been finally settled, decided, or adjudicated.

(b)                If a Party (the Seller Parties, on the one hand, and Buyer, on the other hand, each being considered one Party for purposes of this Section 6.1) has received notice of a potential Breach of a representation, covenant, or warranty by the other Party, or the occurrence of an otherwise potentially-indemnifiable event in favor of the other Party, under this Agreement within the applicable period under this Section 6.1, such Party will give timely, complete, and accurate notice of such Breach or other potentially indemnifiable event to the other Party. The right to indemnity, reimbursement, or other remedy based upon such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time from any source, whether before or after the execution and delivery of this Agreement or the Effective Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnity, reimbursement or other remedy based upon such representations, warranties, covenants, and obligations.

(c)                Notwithstanding Section 6.1(a) and Section 6.1(b):

(i)                 The indemnity obligations of a Party for any Special Matter will survive until sixty (60) days following the expiration of all applicable statutes of limitation or statutes of repose; and

(ii)               As to any Proceeding pending against a Party as of the Effective Date, such Party’s indemnity obligation will continue through the final disposition of such Proceeding, either by settlement or by a final, non-appealable judgment issued by a court of competent jurisdiction.

Section 6.2              Indemnity Provisions for the Benefit of Buyer Indemnified Parties.

(a)                To the extent permitted by applicable Law, the Seller Parties, jointly and severally, will indemnify, defend, and hold the Buyer Indemnified Parties harmless from and against any Adverse Consequences that any of the Buyer Indemnified Parties may suffer or incur resulting from, arising out of, relating to, or caused by: (i) the Breach of any Seller Party’s representations or warranties herein; (ii) the Breach of any Seller Party’s other obligations or covenants contained herein; or (iii) the operation of the Business or ownership of the Acquired Assets by Seller (including with respect to the Current Accounts in which Executives have executive goodwill to be purchased pursuant to the Executive Goodwill Purchase Documents) before the Effective Date, including, without limitation, (A) any Proceedings based on conduct of any Seller Party occurring before the Closing or (B) any Retained Liabilities (including any Employee/Shareholder-Related Liabilities and any Liabilities arising from the administration or funding of any Employee Benefits Plan sponsored or contributed to before the Closing by Seller).

(b)                In addition to and without limiting the foregoing, the Seller Parties each agree, from and after the Closing, jointly and severally to indemnify the Buyer Indemnified Parties from and against the entirety of any Adverse Consequences that any of the Buyer Indemnified Parties may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

(i)                 Any Liability or obligation of Seller that is not assumed by Buyer hereunder, including any Liability of Seller that becomes a Liability of Buyer under any common law doctrine of de facto merger, under any common law or statutory doctrine of successor Liability (including, without limitation, any Successor Tax Liability or any Liability under any employment-based successor Liability theory), or otherwise by operation of Law; or

(ii)               Any determination by any court of competent jurisdiction that the Acquisition constitutes a fraudulent conveyance by any Seller Party.

Section 6.3              Indemnity Provisions for the Benefit of Seller Indemnified Parties. To the extent permitted by applicable Law, Buyer will indemnify, defend, and hold the Seller Indemnified Parties harmless from and against any Adverse Consequences that any of the Seller Indemnified Parties may suffer or incur resulting from, arising out of, relating to, or caused by (a) the Breach of any of Buyer’s representations or warranties herein, (b) the Breach of any of Buyer’s other obligations or covenants contained herein, or (c) the operation or ownership of the Acquired Assets by Buyer, including the executive goodwill purchased under the Executive Goodwill Purchase Documents, on or after the Effective Date (other than the Retained Liabilities), including, without limitation, (i) any Proceedings based on conduct of Buyer occurring after the Closing or (ii) any Assumed Liabilities.

Section 6.4              Matters Involving Third Parties.

(a)                If any Third Party will notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnity against the other Party (the “Indemnifying Party”) under this Article 6 (the Seller Parties, on the one hand, and Buyer, on the other hand, each being considered one (1) Party for purposes of this Section 6.4), then the Indemnified Party will promptly notify (which the Indemnified Party will endeavor to provide, by the sooner to occur of (i) fifteen (15) Business Days after receipt of notice by it or (ii) five (5) days before the date a responsive pleading is due) the Indemnifying Party (or, if applicable, the appropriate tail Carrier) thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party (or, if applicable, the Indemnifying Party’s appropriate tail Carrier) will relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) that the Indemnifying Party thereby is prejudiced.

(b)                The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as: (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim; (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnity obligations hereunder; (iii) the Third Party Claim involves only money damages and does not seek by way of a motion an injunction or other equitable relief; (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party; and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c)                So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 6.4(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party.

(d)                If any of the conditions in Section 6.4(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically (but no more frequently than monthly) for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (iii) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article 6.

Article 7
Covenants

Section 7.1              Access to Information. From the date hereof and continuing through the Effective Date, each Seller agrees, and the Shareholder agrees that (except as expressly contemplated or permitted by this Agreement) it will cause Seller, upon reasonable notice from Buyer, to afford to the officers, employees, accountants, counsel, and other authorized Representatives of Buyer full access, during the period before the Effective Date, to all of the properties, books, Contracts, commitments, Records, and senior management of Seller. Unless otherwise required by applicable Law, Buyer will hold any such information that is nonpublic in confidence, will not use such information in its business if the Acquisition does not close, and will return such information if the Acquisition does not close.

Section 7.2              Operations of Seller. From the Agreement Date through the Effective Date, the Seller Parties agree (except as expressly contemplated or permitted by this Agreement) to cause Seller, to conduct the Business as follows:

(a)                Ordinary Course. The Seller Parties will carry on the Business in the Ordinary Course of Business, in substantially the same manner as conducted before the Agreement Date and will use Best Efforts to preserve intact Seller’s present business organization, keep available the services of Seller’s present officers and employees, and preserve Seller’s and each Executive’s relationships with Clients and others having business dealings with Seller and the Executives to the end that the goodwill of Sellers and the Business, if any, and the executive goodwill to be purchased from the Executives pursuant to the Executive Goodwill Purchase Documents will not be impaired in any material respect at the Effective Date.

(b)                No Dispositions. Other than (i) as may be required by applicable Law to consummate the Contemplated Transactions, or (ii) sales or provision of services in the Ordinary Course of Business consistent with prior practice, Seller will not sell, lease, license, encumber, or otherwise dispose of, or agree to sell, lease, license, encumber, or otherwise dispose of, any of its assets that are material to Seller or the Business, either individually or in the aggregate, and no Executive will sell, lease, license, encumber, or otherwise dispose of, or agree to sell, lease, license, encumber, or otherwise dispose of, any of the Executive Goodwill, either individually or in the aggregate.

(c)                No Acquisitions. Seller will not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interests in or substantial portion of the assets of, or by any manner, any business or any corporation, partnership, or other business organization or division thereof, or otherwise acquire or agree to acquire any assets not in the ordinary course of business.

(d)                No Equity Issuances. Seller will not issue any additional equity securities or other financial interests in Seller, or any options, warrants, or rights to acquire any equity securities or other financial interests in Seller.

(e)                Indebtedness and Leases. Seller will not incur any indebtedness for borrowed money, guarantee any such indebtedness, issue or sell any debt securities, warrants, or rights to acquire any of its debt securities, or guarantee any debt securities of others other than, in each case, in the Ordinary Course of Business consistent with prior practice. In any event, Seller nor any Executive will grant, permit, or suffer any Encumbrances on any of the Acquired Assets or the Executive Goodwill. Seller will not enter into any material Leases.

Section 7.3              Other Actions. Seller nor any Executive will take, and the Shareholder will not permit Seller to take, any action that would, or would be reasonably likely to, result in any of their representations and warranties set forth in this Agreement being untrue, or in any of the conditions set forth in Article 8 not being satisfied.

Section 7.4              Advise of Changes. The Seller Parties will confer on a regular and frequent basis with Buyer, report on operational matters, and promptly advise Buyer of any change or event having or which, insofar as can reasonably be foreseen, could have, a Material Adverse Change to Seller, the Acquired Assets, the Executive Goodwill, or the Business.

Section 7.5              Required Approvals. As promptly as practicable after the date of this Agreement, the Seller Parties will make all filings required by Law to be made by it in order to consummate the Contemplated Transactions. The Seller Parties also will cooperate with Buyer and its Representatives with respect to all filings that Buyer elects to make or, pursuant to Law, will be required to make in connection with the Contemplated Transactions. The Seller Parties will also use their Best Efforts in obtaining all Required Consents.

Article 8
Conditions

Section 8.1              Conditions to Each Party’s Obligation. The respective obligations of each Party to effect the Contemplated Transactions will be subject to the satisfaction before or on the Effective Date of the following conditions:

(a)                Approvals. All authorizations, consents, orders, or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Body, the failure to obtain which could reasonably be expected to cause a Material Adverse Change to the Business, the Acquired Assets, or the executive goodwill purchased from the Executives pursuant to the Executive Goodwill Purchase Documents after the Closing, will have been filed, occurred, or been obtained.

(b)                No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Contemplated Transactions will be in effect.

Section 8.2              Conditions to Buyer’s Obligation to Close. The obligation of Buyer to take the actions required to be taken by it at the Closing is subject to the satisfaction or waiver, in whole or in part, in Buyer’s reasonable discretion, of each of the following conditions at or before the Closing:

(a)                The representations and warranties of the Seller Parties contained in this Agreement that are qualified by materiality will be true and correct and the representations and warranties of the Seller Parties that are not so qualified will be true and correct in all material respects on and as of the Closing with the same force and effect as if made on and as of the Effective Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties will be true and correct as of such earlier date);

(b)                The Seller Parties will have performed and complied in all material respects with its agreements contained in this Agreement, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Change,” in which case the Seller Parties will have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(c)                Since the date of this Agreement, there will not have occurred and be continuing any Material Adverse Change in the Acquired Assets, the Executive Goodwill, or the Business;

(d)                Each Seller Party will have delivered each of the agreements, certificates, instruments, and other documents that each is obligated to deliver pursuant to Section 2.2 and such documentation will be in full force and effect;

(e)                All Encumbrances on the Acquired Assets and/or the Executive Goodwill will have been satisfied and released before Closing; and

(f)                 Buyer will have completed, to Buyer’s sole satisfaction, all tasks reasonably necessary to ensure Buyer has the information technology infrastructure in place to transition the Acquired Assets to Buyer and that all electronic Records have or will be transferred to Buyer as of the Effective Date.

Section 8.3              Conditions to Seller Parties’ Obligation to Close. The obligation of the Seller Parties to take the actions required to be taken by them at the Closing is subject to the satisfaction or waiver, in whole or in part, in the Seller Parties’ sole discretion, of each of the following conditions at or before the Closing:

(a)                The representations and warranties of Buyer contained in this Agreement that are qualified by materiality will be true and correct and the representations and warranties of Buyer that are not so qualified will be true and correct in all material respects as of the Effective Date as if made on and as of the Effective Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties will be true and correct as of such earlier date);

(b)                Buyer will have performed and complied in all material respects with each of its agreements contained in this Agreement, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Change,” in which case Buyer will have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(c)                Buyer will have paid the amounts required to be paid at the Closing pursuant to Section 2.3; and

(d)                Buyer will have delivered each of the agreements, certificates, instruments, and other documents that it is obligated to deliver pursuant to Section 2.3 and such documentation so delivered will be in full force and effect.

Article 9
Termination and Amendment

Section 9.1              Termination. This Agreement may be terminated at any time before the Effective Date:

(a)                By mutual written consent of the Parties hereto;

(b)                By Buyer if there has been a material Breach of any representation, warranty, covenant or agreement by any Seller Party set forth in this Agreement which Breach is not cured before the Closing;

(c)                By Sellers if there has been a material Breach of any representation, warranty, covenant or agreement by Buyer set forth in this Agreement which Breach is not cured before the Closing; or

(d)                By any Party if any permanent injunction or other Order of a court or other competent authority preventing the consummation of the acquisition has become final and non-appealable.

Section 9.2              Effects of Termination. In the event of a termination of this Agreement by any Party as provided in Section 9.1, this Agreement will forthwith become void and there will be no Liability or obligation on the part any Party or any of their respective Affiliates, except to the extent that such termination results from the Breach by a Party hereto of any of its representations, warranties, covenants, or agreements set forth in this Agreement.

(a)                Extension; Waiver. At any time before the Effective Date, the Parties may (a) extend the time for the performance of any of their obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party hereto to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such Party.

Article 10
Miscellaneous

Section 10.1           Notices. All notices, Consents, waivers, and other communications required or permitted by this Agreement will be in writing and will be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers, or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address, or Person as a Party may designate by notice to the other Parties). The Parties acknowledge that the telephone numbers set forth below are for convenience purposes only and telephonic notice alone will not constitute valid notice under this Agreement:

Buyer:

Brown & Brown of Massachusetts, LLC

c/o Brown & Brown, Inc.

300 North Beach Street

Daytona Beach, FL 32114

Attention: Robert W. Lloyd, General Counsel

Telephone No.: (386) 239-5752

Facsimile No.: (386) 239-7293

E-mail Address: rlloyd@bbins.com

Seller (after the Closing):

North Street Insurance Services, Inc.

f/k/a Berkshire Insurance Group, Inc.

60 State Street, 38th Floor

Boston, MA 02109

Attention:  Wm. Gordon Prescott, General Counsel

Telephone: (413) 236-3750

Facsimile: (413) 499-8467

Email: gprescott@berkshirebank.com

With a mandatory copy to:	LUSE GORMAN, PC 5335 Wisconsin Avenue, N.W., Suite 780 Washington, DC 20015 Attention: Marc P. Levy, Esq. Telephone No.: (202) 274-2009 Facsimile No.: (202) 362-2902 E-mail Address: mlevy@luselaw.com
Shareholder:

Berkshire Hills Bancorp, Inc.

60 State Street, 38th Floor

Boston, MA 02109

Attention:  Wm. Gordon Prescott, General Counsel

Telephone: (413) 236-3750

Facsimile: (413) 499-8467

Email: gprescott@berkshirebank.com

In each case with a mandatory copy to:	LUSE GORMAN, PC 5335 Wisconsin Avenue, N.W., Suite 780 Washington, DC 20015 Attention: Marc P. Levy, Esq. Telephone No.: (202) 274-2009 Facsimile No.: (202) 362-2902 E-mail Address: mlevy@luselaw.com

Section 10.2           Counterparts. The Parties may execute any Transaction Document in any number of duplicate originals, each of which constitutes an original, and all of which, collectively, constitute only one (1) agreement or document (as the case may be), it being understood that all Parties need not sign the same counterpart. Delivery of an executed counterpart signature page by facsimile or e-mail transmission is as effective as executing and delivering such Transaction Document in the presence of the other Parties to such Transaction Document. Any Party delivering an executed counterpart of any Transaction Document by facsimile or e-mail transmission will also deliver an executed original counterpart of such Transaction Document, but the failure to do so does not affect the validity, enforceability, or binding effect of such Transaction Document. Each Transaction Document is effective upon delivery of one (1) executed counterpart from each Party to the other Parties. In proving any Transaction Document, a Party must produce or account only for the executed counterpart of the other Parties to such Transaction Document.

Section 10.3           Entire Agreement. This Agreement supersedes all prior agreements, whether written or oral, between the Parties with respect to its subject matter (including any term sheet, letter of intent, and any confidentiality or non-disclosure agreement between Buyer and Seller) and constitutes (along with the Schedules, Exhibits, and other Transaction Documents) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter.

Section 10.4            Waiver of Jury Trial. Each Party, to the extent permitted by APPLICABLE LAW, knowingly, voluntarily, and intentionally waives its right to a trial by jury in any proceeding arising out of or relating to this Agreement, the OTHER Transaction DOCUMENTS, the CONTEMPLATED TRANSACTIONS, and any other CONTRACTS or transactions between the Parties, whether occurring before or after the date of this Agreement. This waiver applies to any proceeding, whether sounding in contract, tort, or otherwise.

Section 10.5           Assignment and Successors; No Third Party Rights. Unless otherwise set forth in a Transaction Document, no Party may assign any of its rights or delegate any of its obligations under such Transaction Document without the prior written consent of the other Parties, except that Buyer may assign any of its rights and delegate any of its obligations under any Transaction Document to any Affiliate of Buyer and may collaterally assign its rights hereunder to any financial institution providing financing in connection with the Contemplated Transactions. Subject to the preceding sentence, the Transaction Documents will apply to, be binding in all respects upon, and inure to the benefit of, the successors and permitted assigns of the Parties. Nothing expressed or referred to in the Transaction Documents will be construed to give any Person other than the parties to a Transaction Document any legal or equitable right, remedy, or claim under or with respect to such Transaction Document or any provision of such Transaction Document, except such rights as will inure to a successor or permitted assignee pursuant to this Section 10.5.

Section 10.6           Headings. All paragraph headings herein are inserted for convenience of reference only and will not modify or affect the construction or interpretation of any provision of this Agreement.

Section 10.7           Severability. If any provision, covenant, section, subsection, paragraph, or any portion thereof, of this Agreement is held by any court of competent jurisdiction to be illegal, invalid, or unenforceable, either in whole or in part, the legality, validity, or enforceability of the remaining provisions, covenants, sections, subsections, paragraphs, or portions thereof will not be affected thereby, and each such provision, covenant, section, subsection, paragraph, or any portion thereof, will remain valid and enforceable to the fullest extent permitted by applicable Law.

Section 10.8           Attorneys’ Fees and Costs. The prevailing Party in any Proceeding brought to enforce the terms of this Agreement will be entitled to an award of reasonable costs and expenses, including reasonable attorneys’ fees and costs, incurred in investigating and pursuing such action, both at the trial and appellate levels.

Section 10.9           Governing Law. All matters arising under or relating to this Agreement, the other Transaction Documents (except as otherwise set forth therein), and the Contemplated Transactions will be governed by and construed and enforced in accordance with the Law of the Commonwealth of Massachusetts, without giving effect to its conflicts of law principles.

Section 10.10       Amendment; Waiver. This Agreement may not be amended, or any provision waived, except by an instrument in writing signed on behalf of each of the Parties.

Section 10.11       Seller Party Obligations. The obligations and Liabilities of any Seller Party hereunder or under the other Transaction Documents will also extend to such Seller Party’s Affiliates, heirs, estates, executors, attorneys, administrators, agents, successors, and assigns, as well as, to the extent enforceable under applicable Law, any trusts of which such Seller Party is a direct or indirect beneficiary (and the trustees of such trusts) and any other asset protection vehicles established for the benefit of such Seller Party .

Article 11
Definitions and Usage

Section 11.1           Definitions.

(a)                For purposes of this Agreement, the following terms and variations thereof have the following meanings:

“Accounts Receivable”—(a) all trade accounts receivable and other rights to payment from Clients and the full benefit of all security for such Client Accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of products sold or services rendered to Clients; (b) all other accounts or notes receivable and the full benefit of all security for such accounts or notes; and (c) any claim, remedy, or other right related to any of the foregoing.

“Acquired Accounts”—the current, in-force Client Accounts of Seller as of the Effective Date, i.e., any Client Accounts that have not canceled or non-renewed their Insurance Products or Services with Seller, and all renewals and expirations thereof.

“Adverse Consequences”—all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, Encumbrances, losses, expenses, and fees, including all reasonable attorneys’ fees and court costs.

“Affiliate”—with respect to a particular Person, any other Person that, directly or indirectly through one (1) or more intermediaries, controls, or is controlled by, or is under common control with, such particular Person, including, in the case of a natural Person, such Person’s heirs, estates, executors, and administrators.

“Assumed Liabilities”—collectively, (a) the ongoing obligation to service the Acquired Accounts on and after the Effective Date, and (b) those Liabilities arising on or after the Effective Date under the Assumed Seller Contracts assumed by Buyer under this Agreement, other than any Pre-Closing Breach.

“Best Efforts”—the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that could reasonably be expected to cause a Material Adverse Change in the benefits to such Person of this Agreement and the Contemplated Transactions, or to dispose of any material assets or make any material change to its business, expend any material funds, or incur any other material burden.

“Berkshire Bank Client Agreement”—an agreement reasonably acceptable to Buyer and the Shareholder, pursuant to which Buyer will provide certain Insurance Products or Services to the Shareholder for a period of at least five (5) years following the Effective Date.

“Bill of Sale”—a mutually agreeable Bill of Sale and Assignment of Contract Rights and Assumption of Liabilities.

“Breach”—any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy, or failure.

“Bulk Sales Laws”—the bulk-transfer provisions of the Uniform Commercial Code (or any similar Law).

“Business Day”—any day other than (a) Saturday or Sunday or (b) any other day on which banks in the Commonwealth of Massachusetts are permitted or required to be closed.

“Buyer Indemnified Parties”—Buyer; Parent; the Affiliates of Buyer and/or Parent; and the respective officers, directors, managers, agents, employees, successors, and permitted assigns of Buyer, Parent, and/or their Affiliates.

“Buyer’s Documents”—this Agreement and the other Transaction Documents required to be delivered by Buyer in connection with the Contemplated Transactions.

“Carrier”—any insurance company, surety, benefit plan, insurance pool, risk retention group, risk purchasing group, reinsurer, Lloyd’s of London syndicate, ancillary employee benefit carrier, state fund or pool, or other risk assuming entity or association in which any insurance, reinsurance, or bond has been placed or obtained.

“Client”—any Person to whom any Insurance Products or Services have been provided by an applicable Person.

“Client Account”—collectively, (a) the right to payment of a monetary obligation, whether or not earned by performance, for the provision of any Insurance Products or Services to any Client, and (b) the goodwill and business relationship with such Client relating to the provision of any Insurance Products or Services to such Client.

“Client Credit Balances”—the credit balances on Seller’s balance sheet as of the Effective Date, as set forth in Schedule 3.4(c), that are to be remitted to the appropriate Acquired Accounts or applied to future premiums owed by the appropriate Acquired Accounts.

“Closing”—the consummation of the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities.

“Closing Statement”—a mutually agreeable Closing Statement, setting forth the payment and/or the allocation of the Purchase Price Amount at Closing.

“COBRA”—the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

“Code”—the Internal Revenue Code of 1986, as amended, or any successor statute, and any rules or regulations promulgated thereunder.

“Commissions”—(a) commission revenues, including Overrides (if any), plus (b) fees (other than Service Fees) in addition to or in lieu of commissions, provided such fees are disclosed and otherwise permissible in accordance with applicable Law, plus (c) premium financing commissions, provided such fees are billed and received in accordance with applicable Law, in each case net of any Commissions or referral fees paid to any Third Party producing or referring agent or broker. Commissions do not include Contingent Revenues.

“Confidential Information”—any and all of the following information that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically, or otherwise, or otherwise made available by observation, inspection, or otherwise by Buyer, Parent, or their Representatives (collectively, a “Disclosing Party”) to another Person or its Representatives (collectively, a “Recipient”):

(a)       Trade secrets concerning the business and affairs of Disclosing Party (which includes the materials disclosed to Recipient prior to Closing pursuant to any confidentiality or non-disclosure agreement among the Parties), product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, supplier lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret under applicable trade secret Law); and

(b)       information concerning the business and affairs of Disclosing Party (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, and personnel training techniques and materials), however documented, or is otherwise obtained from review of Disclosing Party's documents or property or discussions with Disclosing Party's Representatives or by Recipient's Representatives (including current or prospective financing sources) or Representatives of Recipient's Representatives irrespective of the form of the communication, and also includes all notes, analyses, compilations, studies, summaries and other material prepared by Recipient or Recipient's Representatives containing or based, in whole or in part, upon any information included in the foregoing.

“Consent”—any approval, consent, ratification, waiver, or other authorization.

“Contemplated Transactions”—all of the transactions contemplated by this Agreement and the other Transaction Documents.

“Contingent Revenues”—

(a)            Contingent Revenues means all contingent, bonus, profit-sharing, subsidies, GSCs, and similar incentive-based revenues.

(b)           Contingent Revenues exclude:

(i)             any specific percentage commission on premium to be paid by a Carrier set at the time of purchase, renewal, placement or servicing of an insurance policy, other than GSCs;

(ii)            any specific fee, to the extent legally permissible, to be paid by the Client Account in addition to or in lieu of such specific percentage commission;

(iii)           a combination of such commissions and fees; and

(iv)           Overrides.

“Contract”—any agreement, contract, Lease, consensual obligation, promise, or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

“Employee Benefit Plan”—any (a) nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

“Employee Pension Benefit Plan”—as defined in ERISA Section 3(2).

“Employee Welfare Benefit Plan”—as defined in ERISA Section 3(1).

“Employee/Shareholder-Related Liabilities”—(a) any Liability under the Employee Benefit Plans or relating to compensation, payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, deferred compensation plans, health care plans or benefits, or any other employee plans or benefits of any kind for Seller’s employees or former employees or both (including, without limitation, any Liabilities arising under ERISA, the Code or the FLSA); (b) any Liability under any employment, severance, retention, or termination agreement with any employee of Seller or any of its Affiliates; (c) any Liability arising out of or relating to any employee grievance arising with respect to (i) any Seller Party before the Effective Date or (ii) the termination of any employee’s employment with Seller in connection with the Acquisition, including, without limitation, any purported violation by any Seller Party of any federal, state, or local labor or employment Law, whether or not the affected employees are hired by Buyer, or any failure-to-hire or similar claim against Buyer by any of Seller’s employees not hired by Buyer; (d) any liability under the WARN Act or any similar state or local Law that may result from an “Employment Loss”, as defined in 29 U.S.C. § 2101(a)(6), caused by any action of Seller before the Closing or by Buyer’s decision not to hire previous employees of Seller; and (e) any Liability of Seller to the Shareholder or any Affiliate of Seller or any Affiliate or family member of the Shareholder; (e) any Liability to indemnify, reimburse, or advance amounts to any officer, director, employee, or agent of Seller; (f) any Liability to distribute to the Shareholder or otherwise apply all or any part of the consideration received hereunder; and (g) any Liability or Adverse Consequences arising, under, or resulting from, any dissenter’s rights exercised by the Shareholder.

“Encumbrance”—any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income, or exercise of any other attribute of ownership, including any Leases for Tangible Personal Property.

“Environmental, Health, and Safety Laws”—the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Resource Conservation and Recovery Act of 1976; and the Occupational Safety and Health Act of 1970; each as amended, together with all other applicable Law (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including applicable Law relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

“ERISA”—the Employee Retirement Income Security Act of 1974, as amended, or any successor statute, and any rules or regulations promulgated thereunder.

“Excluded Contracts”—(a) any Contract between Seller and any Third Party concerning any merger, stock acquisition, or other consolidation or acquisition, by or involving Seller with respect to any insurance intermediary, Client Accounts (books of business), or other assets (except for (i) Seller’s ownership rights in such Client Accounts or assets and (ii) to the extent assignable, any confidentiality, non-solicitation, non-competition, or other restrictive covenants in favor of Seller, arising under such Contracts, which ownership rights and restrictive covenants will be included within the Acquired Assets); (b) any Contract between Seller and any current or prior employee of Seller (except for any restrictive covenants in favor of Seller, to the extent assignable by Seller, arising under such Contracts, which restrictive covenants will be included within the Acquired Assets); (c) any vehicle or equipment Leases; and (d) any loan facilities or any Encumbrances related thereto of Seller.

“Executives”—those executive employees of Seller immediately preceding the Closing from which Buyer is purchasing the executive goodwill pursuant to the Executive Goodwill Purchase Documents, as identified on Schedule 1.4(b)(ii).

“Executive Goodwill Payments”—the payment amounts payable to the Executives pursuant to the Executive Goodwill Purchase Agreements.

“Executive Goodwill Purchase Documents”—the Goodwill Purchase Agreements and Assignments of Executive Goodwill by and between Buyer each Executive effective as of the Effective Date.

“FINRA”—the Financial Industry Regulatory Authority or any successor thereto.

“FLSA”—collectively, (a) the federal Fair Labor Standards Act, as amended, or any successor statute, (b) any equivalent state or local Law, and (c) and any rules or regulations promulgated thereunder.

“GAAP”—generally accepted accounting principles for financial reporting in the United States of America, applied on a consistent basis.

“Governing Documents”—with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation, or organization of the Person; (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements, or other agreements or documents relating to the organization, management, or operation of any Person or relating to the rights, duties, and obligations of the equityholders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Governmental Authorization”—any Consent, license, registration, permit, variance, exemption, order, or approval issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.

“Governmental Body”—any: (a) nation, state, county, city, town, borough, village, district, or other jurisdiction; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal, or other entity exercising governmental or quasi-governmental powers); (d) multinational organization or body; (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power; or (f) official of any of the foregoing.

“GSCs”—guaranteed supplemental commissions.

“Independent Accounting Firm”—an independent accounting firm, not used by any Party as an auditor or consultant in the previous twenty-four (24) months, and otherwise mutually and reasonably acceptable to the Parties, acting as an expert and not as an arbitrator.

“Ineligible Carrier”—a Carrier that, as of the Effective Date, is not admitted, authorized, licensed, or otherwise eligible to write insurance coverage on a surplus lines basis in the jurisdiction in which the covered risk is located.

“Insolvent Carrier Liabilities”—any Liabilities arising out of, directly or indirectly resulting from, in consequence of, or in any away involving the insolvency, receivership, bankruptcy, liquidation, or financial inability to pay of any Carrier.

“Insurance Business”—the business of quoting, placing, providing, servicing, and/or renewing Insurance Products or Services.

“Insurance Products or Services”—(a) Employee Benefits Products or Services, (b) Insurance-Related Services, and/or (c) P&C Products or Services, as such terms are defined below:

(a)                “Employee Benefits Products or Services”—(i) employer-sponsored benefits accounts with programs, whether self-insured or fully insured, such as group life, group health, group dental, group disability, group long-term care, ancillary benefits sold to groups, and similar or related products and services, and (ii) insurance procured for individual, natural persons (e.g., life, health, annuities, long-term care, and similar or related products and services).

(b)                “Insurance-Related Services”—any services provided to a Client, either directly or by a Third-Party service provider, whether or not for a fee and whether or not pursuant to a written Contract, including but not limited to: third-party administration (TPA); risk management; loss control; compliance or other consulting services; claims analysis; insurance program administration; enrollment services; COBRA, Section 125 Cafeteria Plan, Health Savings Account (HSA) Plan, Health Reimbursement Arrangement (HRA) Plan, Health Flexible Spending Account (FSA) Plan, and/or Premium Reimbursement Arrangement (PRA) Plan administration; preparation, review, and/or filing of IRS Form 5500s; referrals to on-site medical clinics, attorneys, or other Third-Party service providers (whether or not a referral fee or other remuneration is paid by such providers for such referrals); or other services.

(c)                “P&C Products or Services”—(i) commercial lines or personal lines property and casualty insurance products, and/or (ii) commercial or individual bond or suretyship products.

“Intellectual Property” and “Intellectual Property Assets”—(a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) Seller’s corporate name and all fictitious trade names, trademarks, service marks, trade dress, logos, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all mask works and all applications, registrations, and renewals in connection therewith; (e) all trade secrets and Confidential Information, including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, Client and supplier lists, pricing and cost information, and business and marketing plans and proposals; (f) all computer software (including data and related documentation); (g) all registered domain names, website content, website related software, and all other Internet related tools and applications; (h) all other proprietary rights; and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“IRS”—the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury, or any successor thereto.

“Knowledge”—(a) an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter, or reasonably should be aware of, such fact or other matter; and (b) a Person other than an individual will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time within the twelve (12) months before the Agreement Date served, as an executive officer (or in any similar capacity) of such Person has, or at any time had, Knowledge of such fact or other matter.

“Landlord”—the landlord, or its duly appointed agent, under each of the Real Property Leases for those Seller offices to be assumed by Buyer in connection with the Acquisition and pursuant to the applicable Lease Assignments, New Lease, and Sub-Lease.

“Law”—any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, rule, regulation, statute, or treaty.

“Lease”—any Real Property Lease or any lease or rental agreement, license, right to use, or installment and conditional sale agreement to which Seller is a party, and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.

“Lease Assignments”—mutually agreeable Assignments and Assumptions of Lease with respect to the Real Property Lease for Seller’s offices located at 31 Main Street, Stockbridge, Massachusetts 01266; 43 East Street, Pittsfield, Massachusetts 01201; and 117 Main Street, Greenfield, Massachusetts 01301, in each case executed by Seller (or its applicable Affiliate), as assignor, by Buyer, as assignee, and by the applicable Landlord.

“Liability”—with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown; absolute or contingent; accrued or unaccrued; disputed or undisputed; liquidated or unliquidated; secured or unsecured; joint or several; due or to become due; vested or unvested; executory; determined; determinable; or otherwise; and whether or not the same is required to be accrued on the financial statements of such Person.

“Material Adverse Change”—with respect to Seller or Buyer, a material adverse change in the business, operations, prospects, assets, Liabilities, results of operations, or condition (financial or other) of a Party and its subsidiaries on a consolidated basis.

“Multiemployer Plan”—as defined in ERISA Section 3(37).

“Name Change Documents”—(a) duly authorized and executed Articles of Amendment or similar documents as required under applicable Law, amending Seller’s Governing Documents to change Seller’s name to one sufficiently dissimilar to Seller’s name immediately prior to Closing, in Buyer’s judgment, to avoid confusion, and (b) if applicable, such other duly authorized and executed documents as may be necessary or desirable to effect the transfer, the ownership, and use of Seller’s fictitious names to Buyer.

“New Lease”—mutually agreeable Leases with respect to Seller’s offices located at 31 Court Street, Westfield, Massachusetts 01085, executed by Buyer, as tenant, and by the applicable Landlord.

“Non-Compete Amount”—the aggregate consideration, as set forth in Section 1.4(b)(i)(C), for the Seller Parties’ Restrictive Covenants.

“Order”—any order, injunction, judgment, decree, ruling, assessment, or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business”— an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action: (a) is consistent in nature, scope, and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (b) does not, by virtue of an applicable Law or the terms of such Person’s Governing Documents, require authorization by the board of directors, or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

“Overrides”—“override”, “bonus”, or similar volume-based commissions paid by life and health Carriers on Employee Benefits Products or Services.

“Parent”—Brown & Brown, Inc., a Florida corporation and the parent company of Buyer.

“Person”—an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture, or other entity, or a Governmental Body.

“Pre-Closing Breach”—any Liability of Seller arising out of or relating to a Breach of any such Seller Contract that occurred before the Effective Date.

“Premiums/Fees Receivable”—any Accounts Receivable for premiums or Service Fees due from a Client.

“Previously Sold Account”—any Client Account, as set forth on Schedule 8.1, sold by Seller pursuant to that certain Asset Purchase Agreement, effective as of October 1, 2020, by and among Seller, the Shareholder, and the buyer of such Previously Sold Account.

“Seller-Provided EB Products”—any Employee Benefits Products or Services provided by Seller to any Previously Sold Account as of September 30, 2020, as set forth on Schedule 8.1.

“Proceeding”—any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial, or investigative, whether formal or informal, whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Prohibited Transaction”—as defined in ERISA Section 406 and Code Section 4975, or any successor statutes.

“Public Software”—any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux), or similar licensing or distribution models, including without limitation any model that requires the distribution of source code to licensees, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (a) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (b) the Artistic License (e.g., PERL); (c) the Mozilla Public License; (d) the Netscape Public License); (e) the Sun Community Source License (SCSL); (g) the Sun Industry Standards License (SISL); (g) the BSD License; and (h) the Apache License.

“Real Property Lease”—any (a) long-term lease of land in which most of the rights and benefits comprising ownership of the land and the improvements thereon or to be constructed thereon, if any, are transferred to the tenant for the term thereof, or (b) any lease or rental agreement pertaining to the occupancy of any improved space on any parcels and tracts of land in which Seller has an ownership interest.

“Record”—information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Referral Agreement”—a mutually agreeable Referral Agreement by and between Buyer and Seller, pursuant to which Seller would refer new Client Accounts to Buyer following the Effective Date.

“Representative”—with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, attorney, or other representative of that Person.

“Restrictive Covenants”—collectively, the restrictive covenants of the Seller Parties set forth in Section 5.8.

“Retail Brokered Business”—any retail Insurance Products or Services that (a) Seller or Buyer has co-brokered or sub-brokered with or on behalf of any Third Party insurance intermediary, or (b) any Third Party has referred to Seller or Buyer insurance intermediary. For clarity, “Retail Brokered Business” (i) includes Insurance Business placed through Seller by any independent contractor, unless a written Contract between Seller and such contractor exists as of Closing that (A) provides for Seller’s exclusive ownership of such Insurance Business and all files, records, and other information related thereto, and/or (B) prohibits such contractor from soliciting or diverting away such Insurance Business, but (ii) does not include any Insurance Business that Seller or Buyer places on behalf of a Client through any wholesale or excess and surplus lines insurance broker, managing general agent, managing general underwriter, insurance program, or similar insurance intermediary.

“Return Premiums”—any insurance premiums, net of Commissions, returned by a Carrier as a result of an insurance policy cancellation, a reduction in benefits under an insurance policy, or a reduction in premium for an insurance policy.

“Satisfaction Agreement and Release”—a Satisfaction Agreement and Release, substantially in the form of Exhibit A.

“Seller Account”—any (a) Current Account, (b) Person that was Client Account of Seller within the twenty-four (24)-month period before the Effective Date, and (c) Person to whom Seller has quoted, proposed, or solicited the sale of any Insurance Products or Services within the twenty-four (24)-month period before the Effective Date.

“Securities Act”—the Securities Act of 1933, as amended.

“Securities Business”—the business of soliciting, selling, servicing, and/or providing investment advice as to any equities, mutual funds, bonds, variable annuities, equity-indexed annuities, or any other investment product deemed “securities” under applicable Law.

“Seller Contract”—any Contract in connection with the Business: (a) under which Seller has or may acquire any rights or benefits; (b) under which Seller has or may become subject to any obligation or Liability; or (c) by which Seller or any of the assets owned or used by Seller is or may become bound, unless part of the Excluded Assets and/or the Retained Liabilities.

“Seller ERISA Affiliate”—any trade or business, whether or not incorporated, that together with Seller, would be deemed a “single employer” within the meaning of Section 4001 of ERISA.

“Seller Indemnified Parties”—the Seller Parties, their respective officers, directors, agents, employees, successors, permitted assigns, and Affiliates, and the officers, directors, agents, and employees, successors and assigns of their respective Affiliates.

“Seller Documents”—this Agreement and the other Transaction Documents required to be delivered by any Seller Party in connection with the Contemplated Transactions.

“Seller Parties Resolutions”—duly adopted resolutions of the Board of Directors of Seller, satisfactory to Buyer in its sole discretion: (a) approving the Seller Documents and the Contemplated Transactions and proposing same to the Shareholder for the Shareholder’s consideration and adoption, in accordance with applicable Law regarding the sale of assets other than in the ordinary course of business; and (b) approving the name change contemplated by Section 5.5 and accompanied by the requisite documents for amending the relevant Governing Documents of Seller required to effect such name change in form sufficient for filing with the appropriate Governmental Body.

“Service Fees”—fees charged for services such as consulting, program design and implementation, risk management, or other services not directly related to the placement of insurance coverage, pursuant to the terms of a written Contract with the Client.

“Shareholder’s Resolutions”—duly adopted resolutions of the Shareholder, adopting the Seller Documents and the Contemplated Transactions in accordance with applicable Law regarding the sale of assets other than in the ordinary course of business and, if required by applicable Law, approving the name change contemplated by Section 5.5.

“Software”—all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

“Special Matter”—any one or more of the following indemnity matters:

(a)       Fraud, including any determination by a court of competent jurisdiction that the Acquisition constitutes a fraudulent conveyance by Seller;

(b)       Any Adverse Consequences incurred or suffered by any Seller Indemnified Party in connection with any Breach of Buyer’s representations and warranties contained in Section 4.4 (No Brokers or Finders);

(c)       Any Adverse Consequences incurred or suffered by any Buyer Indemnified Party in connection with:

(i)       Any Tax Liabilities of any Seller Party, including any (A) Taxes assessed on or after the Effective Date for any period before the Acquisition or (B) Successor Tax Liabilities;

(ii)       Any Breach by any Seller Party of its covenants under Section 5.3 (Agreement is Confidential), Section 5.4(a) (Post-Closing Employee Matters), Section 5.5 (Corporate Name, Tradenames, Service Marks, Etc.), Section 5.6(a) (Taxes Resulting from Sale of Assets by Seller), Section 5.7(b) (Collection of Seller Accounts Receivable) or Section 5.8 (Seller Parties’ Restrictive Covenants);

(iii)       Any Breach by any Seller Party of those representations and warranties contained in Section 3.2 (Capitalization); Section 3.4(b) (Financial Statements; No Material Adverse Change; No Undisclosed Liabilities), Section 3.6 (Assets), Section 3.9 (Bankruptcy; Solvency), or Section 3.16 (No Brokers or Finders);

(iv)       Any Employee/Shareholder-Related Liabilities;

(v)       Any Liabilities arising under any Environmental, Health, and Safety Laws;

(vi)       Any Insolvent Carrier Liabilities;

(vii)       Any Unclaimed Property Matters; and

(viii)       Any Proceeding that as of the Effective Date is pending, threatened, or based upon written notice received by any Seller Party, is reasonably likely to be commenced against any Selling Party.

“Staff Employment Agreements”—Buyer’s standard Employment Agreement, between Buyer and the Hired Employees.

“Sub-Lease”—a mutually agreeable sub-lease agreement with respect to the Real Property Lease for Seller’s office located at 138 Longmeadow Street, Longmeadow, Massachusetts 01106, executed by Seller, as sub-landlord, by Buyer, as sub-tenant, and by the applicable Landlord.

“Sub-Rated Carrier”—a Carrier that is not rated by A.M. Best Company or is rated less than “A-” by A.M. Best Company.

“Successor Tax Liability”—any Liability imposed upon Buyer for the unpaid Taxes of any Person (including any Seller Party): (a) under United States Treasury Regulation Section 1.1502-6, or any similar local, state, or federal Law, including any Bulk Sales Laws; (b) as a transferee or successor; (c) by Contract; or (d) otherwise.

“Tangible Personal Property”—all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles, and other items of tangible personal property of every kind owned or leased by Seller (wherever located and whether or not carried on Seller’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance Records and other documents relating thereto, unless part of the Excluded Assets.

“Tax”—collectively, (a) any income; gross receipts; license; payroll; employment; excise; severance; stamp; occupation; premium; property; environmental; windfall profit; customs; vehicle; airplane, boat, vessel or other title or registration; capital stock; franchise; employees’ income withholding; foreign or domestic withholding; social security; unemployment; disability; real property; personal property; sales; use; transfer; value added; alternative; add-on minimum; and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever; and (b) any interest, penalty, addition or additional amount thereon imposed, assessed, or collected, by or under the authority of, any Governmental Body or payable under any tax-sharing agreement or any other Contract.

“Tax Clearance Certificate”—a tax clearance certificate or similar instrument duly issued by any applicable Governmental Body in accordance with applicable Law regarding the outstanding and unpaid Tax Liability of Seller as of the Effective Date.

“Tax Measurement Date”—the date on which a Tax jurisdiction sets as the measurement date for determining the ownership of Tangible Personal Property in assessing Taxes on Tangible Personal Property.

“Tax Return”—any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Law relating to any Tax.

“Third Party”—a Person that is not a Party to this Agreement.

“Transaction Documents”—this Agreement and all documents, agreements, and instruments, as amended, supplemented, or otherwise modified from time to time, executed in connection with this Agreement or the Contemplated Transactions.

“UFTA”—the Uniform Fraudulent Transfer Act, as adopted in relevant legal jurisdictions.

“Unclaimed Property Matters”—any Adverse Consequences, whether or not resulting from the breach of any representation or warranty by Seller under this Agreement, arising from the failure of Seller or any Affiliate of Seller to pay an amount to any Governmental Body, and/or to file any applicable report or return with, any Governmental Body pursuant to any unclaimed or abandoned property, escheat or similar Law.

“WARN Act”—the Worker Adjustment and Retraining Notification Act, as amended, or any successor statute, and any rules or regulations promulgated thereunder.

(b)                Other Definitions. Each of the following terms and variations thereof is defined in the Section or paragraph set forth below opposite such term:

Acquired Assets	Section 1.1
Acquisition	Background Paragraph
Agreement	Introductory Paragraph
Agreement Date	Introductory Paragraph
Assumed Seller Contract	Section 1.1(c)
Balance Sheet Date	Section 3.4(a)
Business	Background Paragraph
Buyer	Introductory Paragraph
Buyer Group	Section 5.8
Closing Consultant Fee	Section 1.4(b)(i)(E)
Closing Payment Amount	Section 1.4(b)(i)
Collected Agency Bill AR	Section 5.6(b)
Current Account	Section 1.1(a)
E&O	Section 3.12(a)
Effective Date	Section 2.1
EPL	Section 3.12(a)
Excess Coverage Provision	Section 5.2(a)
Excluded Assets	Section 1.2
Excluded Records	Section 1.1(e)
Final Payment Amount	Section 1.4(b)(vi)
Financial Statements	Section 3.4(a)
Hired Employees	Section 2.2(b)
Indemnified Party	Section 6.4(a)
Indemnifying Party	Section 6.4(a)
Interim Balance Sheet	Section 3.4(a)
M&A Consultant	Section 1.4(b)(i)(E)
Massachusetts SOS Filing Fee	Section 1.4(b)(i)(F)
Material Seller Contracts	Section 1.1(c)
Monthly Settlement Account	Section 2.6(b)(i)
Non-Compete Covenant	Section 5.8
Non-Solicitation Covenants	Section 5.8(b)(iv)

Party/Parties	Introductory Paragraph
Pre-Closing E&O	Section 5.2(a)
Purchase Price	Section 1.4(a)
Required Consents	Section 2.2(c)
Required Tail Coverage	Section 5.2(a)
Required Tail Deductible	Section 5.2(c)
Restricted Area	Section 5.8
Restricted Period	Section 5.8
Retained Liability/Retained Liabilities	Section 1.3
Seller	Introductory Paragraph
Seller Accounts Payable	Section 3.4(c)
Seller Accounts Receivable	Section 3.4(c)
Seller Software	Section 3.15(c)
Seller Party/Seller Parties	Introductory Paragraph
Settlement Objection Notice	Section 2.6(b)(i)
Settlement Statement	Section 2.6(b)(i)
Shareholder	Introductory Paragraph
Special Matter	Section 6.1(c)(i)
Survival Period	Section 6.1(a)
Tail Carrier	Section 1.4(b)(i)(D)
Tail Premium	Section 1.4(b)(i)(D)
Terminating Worker	Section 5.8(b)(iii)
Third-Party Claim	Section 6.4(a)
W-9s	Section 2.2(o)
Year-End Balance Sheet	Section 3.4(a)

Section 11.2           Incorporation of Background Paragraph. The provisions of the Background paragraph set forth above are hereby incorporated into this Agreement as if set forth herein at length.

Section 11.3           Usage.

(a)                Interpretation. In this Agreement, unless a clear contrary intention appears: (i) the singular number includes the plural number and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any gender includes either gender; (iv) reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v) reference to any Law means such Law as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement, or reenactment of such section or other provision; (vi)”hereunder,” “hereof,” “hereto,” and words of similar import will be deemed references to this Agreement as a whole and not to any particular Article, Section, or other provision hereof; (vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (viii) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and (ix) references to documents, instruments or agreements will be deemed to refer as well to all addenda, exhibits, schedules, or amendments thereto.

(b)                Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein will be interpreted and all accounting determinations hereunder will be made in accordance with GAAP.

(c)                Joint Efforts. This Agreement is the result of the joint efforts and negotiations of the Parties hereto, with each Party being represented, or having the opportunity to be represented, by legal counsel of its own choice, and no singular Party is the author or drafter of the provisions hereof. Each of the Parties assumes joint responsibility for the form and composition of this Agreement and each Party agrees that this Agreement will be interpreted as though each of the Parties participated equally in the composition of this Agreement and each and every provision and part hereof; provided, however, that notwithstanding the foregoing, with respect to any Tax Liabilities that may arise or result from the Contemplated Transactions, the Seller Parties acknowledge and agree that: (i) Buyer has made no representation or warranty, or otherwise provided any advice to any Seller Party, regarding such potential Tax Liabilities; and (ii) they have relied solely upon the advice of their Tax advisors and have not entered into the Contemplated Transactions in reliance upon any communication made by Buyer regarding such potential Tax Liabilities. The Parties agree that the rule of judicial interpretation to the effect that any ambiguity or uncertainty contained in an agreement is to be construed against the Party that drafted the agreement will not be applied in the event of any disagreement or dispute arising out of this Agreement.

* * * * * * * * * *

[Remainder of Page Intentionally Left Blank – Signature Page Follows]

IN WITNESS WHEREOF, the Parties have signed or caused this Asset Purchase Agreement to be signed by their duly authorized respective officers as of the date first written above.

BUYER:
Brown & Brown of Massachusetts, LLC

	By:	/s/ Donald M. McGowan
Donald M. McGowan, President

SELLER:
Berkshire Insurance Group, Inc.

	By:	/s/ Sean A. Gray
Sean A. Gray, President

SHAREHOLDER:
Berkshire Hills Bancorp, Inc.

	By:	/s/ Nitin J. Mhatre
Nitin J. Mhatre, President and CEO

Signature Page to Asset Purchase Agreement

SCHEDULES AND EXHIBITS

Schedule 1.1(a):	Acquired Accounts; Commissions and Service Fees by Carrier [attachment]
Schedule 1.1(b):	Tangible Personal Property [attachment]
Schedule 1.1(h):	Seller Claims Against Third Parties [summary list]
Schedule 1.4(b)(ii):	Excluded Personal Effects [summary list]
Schedule 2.3(e):	Allocation of Executive Goodwill Payments [list of Executives and amounts]
Schedule 1.5(f):	Policies Extending Over Twelve Months [list of policies]
Schedule 2.2(b):	Hired Employees [list - mutually agreed upon by Seller and Buyer]
Schedule 2.2(c):	Required Consents at Closing [lists of Third Party Consents – from Buyer]
Schedule 3.1(b):	Foreign Jurisdiction Qualifications [list]
Schedule 3.1(c):	Resident and Non-Resident Insurance Licenses [list]
Schedule 3.2:	Capitalization [list]
Schedule 3.2(b):	Seller Employee Bonuses [list and $]
Schedule 3.4(a):	Financial Statements [attachments]
Schedule 3.4(c):	Seller Accounts Receivable; Seller Accounts Payable; Client Credit Balances [list and $]
Schedule 3.4(e):	Loans to Officers and Directors [list and $]
Schedule 3.6(c):	Retail Brokered Business [list of Client Accounts]
Schedule 3.6(f):	Sub-Rated Carriers [list of Carriers, Commissions and approval – from Buyer]
Schedule 3.6(h):	Acquisition Contracts [per Section 3.6(h)]
Schedule 3.7(a):	Material Seller Contracts [lists, by categories in Section 3.7(a)]
Schedule 3.8:	Claims and Litigation [summary list]
Schedule 3.12(a):	Insurance Policies [summary list, per Section 3.12(a)]
Schedule 3.12(c):	Employee Theft/Employee Dishonesty Losses and/or Claims [summary list]
Schedule 3.13(b):	Contracts with Employees and Independent Contractors [list]
Schedule 3.14:	Employee Benefit Plans; Section 409A Plans; Outstanding 401(k) Plan Loans [list]
Schedule 3.15:	Intellectual Property; Seller Software [lists]
Schedule 8.1:	Previously Sold Accounts; Seller-Provided EB Products [list]

Exhibit A:	Form of Satisfaction Agreement and Release

Schedules and Exhibits to Asset Purchase Agreement